Exhibit 99.1

Media	Investors
Mary Eshet	Jim Rowe
704-383-7777	415-396-8216
Wednesday, July 21, 2010
WELLS FARGO REPORTS NET INCOME OF $3.06 BILLION; UP 20% FROM PRIOR QUARTER
•	Strong growth across the franchise
—	Net income of $3.06 billion, up 20 percent, or $515 million, from prior quarter

—	Net income applicable to common stock up 21 percent from prior quarter to a record $2.88 billion

—	Diluted earnings per common share of $0.55

—	Revenue of $21.4 billion, same as first quarter; pre-tax pre-provision profit[1] (revenue net of expenses) of $8.6 billion (expenses included $498 million of merger integration costs and $137 million of Wells Fargo Financial severance costs)

—	All business segments contributed to earnings with Community Banking up 21 percent and Wholesale Banking up 18 percent from prior quarter

—	Net interest margin of 4.38 percent, up 11 basis points from prior quarter and up 8 basis points from a year ago

—	Average checking and savings deposits up 10 percent from a year ago; consumer checking accounts grew a net 7.4 percent from second quarter 2009; checking and savings deposits represented 88 percent of total average core deposits of $762 billion in second quarter 2010

—	Supplied $150 billion in credit during the quarter, up from $128 billion in first quarter 2010, including mortgage originations and consumer and commercial loans and lines of credit

—	Mortgage application pipeline of $68 billion at June 30, 2010, up 15 percent from March 31, 2010
•	Significant improvement in credit quality
—	Net charge-offs declined $841 million, or 16 percent, from prior quarter to $4.5 billion; net charge-offs declined in both consumer and commercial loan portfolios

—	Reflecting improved portfolio performance, released $500 million (pre tax) of reserves in second quarter; absent significant deterioration in the economy, currently expect future reductions in the allowance for loan losses

—	Improvement in 30 days past due trends in many portfolios, including business direct, credit card, home equity, student lending and Wells Fargo Home Mortgage

[1]	See footnote 2 on page 18 for information on pre-tax pre-provision profit

—	Nonaccrual loan growth decelerated to 2 percent, down significantly from prior quarters; nonaccrual inflows down 18 percent from prior quarter

—	Purchased credit-impaired (PCI) portfolios continued to perform better than original expectations

—	Remaining PCI nonaccretable balance was $16.2 billion
•	Strong internal capital generation; capital ratios grew significantly even with Company purchase of $540 million in warrants auctioned by the U.S. Treasury during the quarter

	June 30,	Mar. 31,	June 30,
	2010 (1)	2010	2009

Tier 1 capital	10.4%	9.9	9.8
Total capital	14.4	13.9	13.8
Tier 1 leverage	8.6	8.3	8.3
Tier 1 common equity (2)	7.5	7.1	4.5

(1)	June 30, 2010, ratios are preliminary.

(2)	See table on page 39 for more information on Tier 1 common equity.
•	Wachovia integration continued to proceed as planned
—	California regional banking conversions completed; final overlapping market conversions (Texas and Kansas) expected to be completed July 24th ; Eastern market banking conversions scheduled to begin in third quarter

—	Completed conversion of credit card, mutual fund and trust businesses

—	Currently expect aggregate merger costs of approximately $5.7 billion ($3.0 billion in aggregate through June 30, 2010). Merger costs were $498 million in second quarter; currently project $600 million-$650 million in merger costs per quarter in the third and fourth quarters of 2010 before declining in 2011

—	Approximately 80 percent of run-rate cost savings achieved by end of second quarter, 90 percent expected by year end 2010
•	Assisted more than half a million customers facing financial hardship through a trial or complete loan modification between January 2009 and June 30, 2010:
—	75,577 Home Affordability Modification Program (HAMP) active trial and completed modifications

—	429,466 proprietary trial and completed modifications

Selected Financial Information

	Quarter ended
	June 30,	Mar. 31,	June 30,
	2010	2010	2009

Earnings
Diluted earnings per common share	$0.55	0.45	0.57
Wells Fargo net income (in billions)	3.06	2.55	3.17

Asset Quality
Net charge-offs as % of avg. total loans	2.33%	2.71	2.11
Allowance as a % of total loans	3.27	3.28	2.86
Allowance as a % of annualized net charge-offs	139	119	134

Other
Revenue (in billions)	$21.39	21.45	22.51
Average loans (in billions)	772.5	797.4	833.9
Average core deposits (in billions)	761.8	759.2	765.7
Net interest margin	4.38%	4.27	4.30

SAN FRANCISCO — Wells Fargo & Company (NYSE: WFC) reported diluted earnings per common share of $0.55 for second quarter 2010 compared with $0.45 for first quarter 2010 and $0.57 for second quarter 2009. Net income was $3.06 billion for second quarter 2010 compared with $2.55 billion in first quarter 2010 and $3.17 billion in second quarter 2009. For the six months ended June 30, 2010, the Company’s net income was $5.6 billion, or $1.00 per share, compared with $6.2 billion, or $1.13 per share, a year ago.
“Over the course of the quarter, our 278,000 team members focused steadfastly on serving customers, generating strong earnings performance across our diverse lines of business and increasing market share across many of our businesses,” said Chairman and CEO John Stumpf. “We also made strong progress in the successful integration of Wachovia. We have completed approximately half of the integration process, as we prepare to convert our eastern markets to Wells Fargo beginning in the fall.
“Wells Fargo’s consistent business model and strong financial performance position us to serve a key role as our nation continues to recover from the recent financial crisis and regain its economic vibrancy and leadership. Having long supported a legal and regulatory environment that promotes consumer protections, financial reporting transparency and clarity, as well as prudent risk management, we support the general principles inherent in the financial reform bill, as they are consistent with how Wells Fargo operates. We remain concerned that some aspects of regulatory reform may have unintended negative impacts for America’s financial system, consumers and businesses.
“Nevertheless, as this new chapter in financial services begins, we will remain true to our time-tested business model by deepening customer relationships, cross selling our array of financial products, increasing the number of accounts and providing superior customer service. We are encouraged by signs of continued improvement in the credit landscape. We remain confident about Wells Fargo’s future and are optimistic about America’s road to financial recovery.”

Financial Performance
“We were very pleased with the Company’s financial results this quarter,” said Chief Financial Officer Howard Atkins. “While economic recovery in the U.S. and abroad remained uneven, Wells Fargo earned record net income applicable to common stock of $2.9 billion, with net income of $3.06 billion — the fourth time since the merger that quarterly net income was greater than $3.0 billion. Despite declining loan demand since early last year and lower mortgage hedging results in second quarter, total revenue and pre-tax pre-provision profit remained strong at $21.4 billion and $8.6 billion, respectively, with linked-quarter growth in the franchise driven by businesses as diverse as commercial banking, investment banking, wealth management, asset-based lending, auto dealer services, debit card and global remittance. In the six quarters since the merger with Wachovia, Wells Fargo has earned cumulative profits of $17.9 billion reflecting the breadth of our business model and the power of the consolidation with Wachovia. The merger integration activities are proceeding on track and the combined company continues to produce financial results including revenue synergies better than our original expectations. We believe credit quality has indeed turned the corner, with net charge-offs declining to $4.5 billion, down 16 percent from first quarter and down 17 percent from last year’s peak quarter, and we expect this positive trend will continue over the coming year. Our capital ratios continued to build rapidly, with Tier 1 common reaching 7.53 percent and Tier 1 capital at 10.42 percent, even with the purchase of $540 million of Wells Fargo warrants auctioned by the U.S. Treasury.”
Revenue
Revenue was $21.4 billion, essentially flat from first quarter, and pre-tax pre-provision profit was $8.6 billion. Reflecting the breadth and growth potential of the Company’s business model, many businesses had double-digit revenue growth linked quarter including commercial and corporate banking (deposit growth, an increase in new loan commitments and higher loan resolution income), investment banking (syndication activity), commercial real estate brokerage (deal flow), asset-based lending (loan volume and syndications), international (customer foreign exchange activity), auto dealer services (loan growth), merchant service (processing volume), and debit cards (increased account activity).
Net Interest Income
Net interest income was $11.4 billion, up 11 percent (annualized) from $11.1 billion in first quarter 2010. The net interest margin increased 11 basis points from the prior quarter to 4.38 percent. Most of the increase in net interest margin in the quarter was due to additional PCI loan resolution income. Continued strong growth in consumer and commercial checking and savings accounts offset the impact on income and margin from the decline in loans.

Noninterest Income
Noninterest income was $9.9 billion compared with $10.3 billion in first quarter 2010 and $10.7 billion a year ago. The year-over-year decline was due to lower mortgage banking revenue. Linked quarter results reflected solid growth in deposit services (up 26 percent annualized on account growth), trust and investment fees (up 11 percent annualized on customer and balance growth), and card fees (up 21 percent annualized on seasonally higher customer activity). Trading revenue declined $428 million linked quarter, partially offset by a $245 million increase in net gains from equity investments.
Mortgage banking noninterest income of $2.0 billion included:
—	$793 million in revenue from mortgage loan originations/sales activities on $81 billion of originations. Mortgage applications were $143 billion and the mortgage application pipeline was $68 billion at quarter end, up $9 billion, or 15 percent, from prior quarter end. Second quarter origination revenue was reduced by a $382 million addition to the mortgage loan repurchase reserve compared with a $402 million addition in first quarter.

—	$1.2 billion of servicing income, down $148 million from the prior quarter. Net MSR hedge results were $626 million, down $363 million from prior quarter. Net hedge results in second quarter reflected a $2.7 billion decline in the fair value of MSR (due primarily to a 72 basis point decline in mortgage rates) offset by a $3.3 billion increase in the value of the hedge including carry income. MSRs as a percent of loans serviced for others declined 13 basis points to 0.76 percent, the lowest ratio since March 31, 2009, and the average note rate was 5.53 percent, the lowest since Wells Fargo reentered the servicing business. The reduction in net MSR hedge results was partially offset by lower servicing foreclosure costs due to an improvement in servicing portfolio delinquencies from loan modification and loss mitigation activities.
At June 30, 2010, the Company had net unrealized gains on securities available for sale of $8.6 billion, compared with $7.4 billion at March 31, 2010.
Noninterest Expense
Noninterest expense was $12.7 billion compared with $12.1 billion in first quarter 2010. Second quarter noninterest expense included $498 million of merger-related costs (up $118 million from prior quarter) and $137 million of severance costs related to the previously announced Wells Fargo Financial restructuring. Operating losses were $627 million, up $419 million from the prior quarter primarily due to additional litigation accruals. The efficiency ratio was 59.6 percent compared with 56.5 percent in the first quarter and 56.4 percent in second quarter 2009, with the increase largely due to additional merger expenses, litigation accruals and Wells Fargo Financial’s restructuring costs.

Loans
Average total loans were $772.5 billion compared with $797.4 billion in first quarter 2010 and $833.9 billion a year ago reflecting continued lower demand for credit from consumer customers. “Several consumer portfolios increased during the quarter, including auto dealer services, private student lending and Wealth, Brokerage and Retirement,” said Atkins. “We saw other consumer portfolios declining at a lower rate, including Wells Fargo Home Mortgage, credit card and consumer lines and loans. On the commercial side, for the first time this year, we saw an increase in lending activity and line usage. Of the $55 billion decline in total loans year over year, $26 billion were in higher-risk, non-strategic portfolios that were in run-off mode,” said Atkins.
Deposits
Average total core deposits were $761.8 billion compared with $759.2 billion in first quarter 2010 and $765.7 billion in second quarter 2009. Consumer checking accounts grew a net 7.4 percent from second quarter 2009. Average mortgage escrow deposits were $25.7 billion, compared with $24.6 billion in first quarter 2010. “We’re very pleased with our success in attracting and retaining customer deposits and by the characteristics of our deposit base,” said Atkins. “By the end of the quarter, core deposits fully funded the Company’s loan portfolio. Average consumer checking and savings deposits increased 10 percent from a year ago to $672 billion. Year over year, CDs declined $63 billion, primarily the result of $57 billion of higher-cost Wachovia CDs maturing, yet total core deposits were down only $3.9 billion from a year ago. Checking and savings deposits represented 88 percent of total core deposits. Our average deposit cost was 35 basis points.”
Capital
Capital ratios continued to increase in the second quarter reflecting strong internal capital generation. As a percentage of total risk-weighted assets, Tier 1 capital increased to 10.4 percent, total capital to 14.4 percent, Tier 1 leverage to 8.6 percent and Tier 1 common equity to 7.5 percent at June 30, 2010, up from 9.9 percent, 13.9 percent, 8.3 percent and 7.1 percent, respectively, at March 31, 2010. The Company repurchased $540 million of warrants from the U.S. Treasury during the quarter, which reduced the Tier 1 common ratio by approximately 5 basis points.

	June 30,	Mar. 31,	June 30,
	2010 (1)	2010	2009

Tier 1 capital	10.4%	9.9	9.8
Total capital	14.4	13.9	13.8
Tier 1 leverage	8.6	8.3	8.3
Tier 1 common equity (2)	7.5	7.1	4.5

(1)	June 30, 2010, ratios are preliminary.

(2)	See table on page 39 for more information on Tier 1 common equity.

Credit Quality
“Last quarter we said we believed credit losses and provision expense had peaked,” said Chief Credit and Risk Officer Mike Loughlin. “This quarter’s significant reduction in credit losses confirmed our prior outlook and, in fact, we have seen credit quality improve earlier and to a greater extent than we had previously expected. Quarterly credit losses declined 16 percent to $4.49 billion in the second quarter from $5.33 billion in the first quarter. This improvement in losses was significant and broad based across the consumer portfolios, with reduced losses in the home equity, Wells Fargo Financial, Pick-a-Pay, consumer lines and loans, auto dealer services and credit card portfolios. Losses in the commercial portfolio continued to improve from the higher levels experienced last year, including a 10 percent linked-quarter reduction in commercial real estate losses. We also saw improvement in early indicators of credit quality, with improved 30 day delinquencies in many portfolios, including business direct, credit card, home equity, student lending and Wells Fargo Home Mortgage. Based on declining losses and across-the-board improved credit quality trends, the provision of $4.0 billion was $500 million less than net charge-offs in the second quarter. Absent significant deterioration in the economy, we currently expect future reductions in the allowance for loan losses.
“The continued improvement in credit performance is a result of a slowly improving economy coupled with actions taken by Wells Fargo over the past several years to improve underwriting standards and exit portfolios with unattractive credit metrics. We have seen the positive impact of these actions in the current quarter and in projected losses for future quarters.”
Credit Losses
Second quarter net charge-offs were $4.5 billion, or 2.33 percent of average loans (annualized), down from first quarter net charge-offs of $5.3 billion, or 2.71 percent. Total credit losses included $1.3 billion of commercial and commercial real estate losses (1.80 percent), down $30 million from first quarter, and $3.1 billion of consumer losses (2.79 percent), down $817 million from first quarter, as shown in the following table.

Net Loan Charge-Offs

	Quarter ended
	June 30, 2010		March 31, 2010		December 31, 2009

		As a		As a		As a
	Net loan	% of	Net loan	% of	Net loan	% of
	charge-	average	charge-	average	charge-	average
($ in millions)	offs	loans (1)	offs	loans (1)	offs	loans (1)

Commercial and commercial real estate:
Commercial	$689	1.87%	$650	1.68%	$927	2.24%
Real estate mortgage	360	1.47	271	1.12	315	1.29
Real estate construction	238	2.90	394	4.45	409	4.23
Lease financing	27	0.78	29	0.85	49	1.37

Total commercial and commercial real estate	1,314	1.80	1,344	1.79	1,700	2.15

Consumer:
Real estate 1-4 family first mortgage	1,009	1.70	1,311	2.17	1,018	1.74
Real estate 1-4 family junior lien mortgage	1,184	4.62	1,449	5.56	1,329	5.09
Credit card	579	10.45	643	11.17	634	10.61
Other revolving credit and installment	361	1.64	547	2.45	686	3.06

Total consumer	3,133	2.79	3,950	3.45	3,667	3.24

Foreign	42	0.57	36	0.52	46	0.62

Total	$4,489	2.33%	$5,330	2.71%	$5,413	2.71%

(1)	Quarterly net charge-offs as a percentage of average loans are annualized. See explanation on page 31 of the accounting for purchased credit-impaired (PCI) loans from Wachovia and the impact on selected financial ratios.
Nonperforming Assets
Nonaccrual loans were $27.8 billion in the second quarter. Growth in nonaccrual loans slowed sharply, up only 2 percent from first quarter. The growth in second quarter occurred in the real estate portfolios (commercial and residential) which consist of secured loans. Nonaccruals in all other loan portfolios were essentially flat or down. New inflows to nonaccrual loans continued to decline (down 18 percent linked quarter). The amount of disposed nonaccruals increased (up 12 percent linked quarter), but was below the level of inflows. In part, it is taking longer to dispose of nonaccruals than in prior cycles because of federal government programs, such as HAMP, and Wells Fargo proprietary programs, such as the Company’s Pick-a-Pay Mortgage Assistance program, which require customers to provide updated documentation and to complete trial repayment periods before the loan can be removed from nonaccrual status. In addition, for loans in foreclosure, many states, including California and Florida have enacted legislation that increases the time frames to complete the foreclosure process, meaning that loans will remain in nonaccrual status for longer periods even though the loans have already been written down. “At the conclusion of the foreclosure process, we continue to sell real estate owned in a very timely fashion,” said Loughlin.
“Loss expectations for nonaccrual loans are driven by delinquency rates, default probabilities and severities. While nonaccrual loans are not free of loss content, the loss exposure remaining in these balances is expected to be significantly mitigated by four factors. First, 98 percent of nonaccrual loans are secured. Second, losses have already been recognized on 39 percent of the consumer nonaccruals and 33 percent of commercial nonaccruals. Residential nonaccrual loans are written down to net realizable value at 180 days past due, except for loans that go into trial modification prior to going 180 days past due, which are not written down in the trial period (3 months). Third, as of June 30, 2010, 54 percent of commercial nonaccrual loans were current on interest. Fourth, there are certain nonaccruals for which there are loan level reserves in the allowance, while others are covered by general reserves.”
Foreclosed assets were $5.0 billion at June 30, 2010, up $913 million from first quarter. Of this increase, $427 million were foreclosed loans in the PCI portfolio that are now recorded as foreclosed assets. “While foreclosed assets increased, the majority of the projected loss content in these assets has already been accounted for, or is insured by GNMA, and should have limited additional impact to expected loss levels,” said Loughlin.
Nonaccrual Loans and Other Nonperforming Assets

	June 30, 2010		March 31, 2010		December 31, 2009

		As a		As a		As a
		% of		% of		% of
	Total	total	Total	total	Total	total
($ in millions)	balances	loans	balances	loans	balances	loans

Commercial and commercial real estate:
Commercial	$3,843	2.63%	$4,273	2.84%	$4,397	2.78%
Real estate mortgage	4,689	4.71	4,345	4.44	3,696	3.79
Real estate construction	3,429	11.10	3,327	9.64	3,313	8.96
Lease financing	163	1.21	185	1.33	171	1.20

Total commercial and commercial real estate	12,124	4.18	12,130	4.09	11,577	3.77

Consumer:
Real estate 1-4 family first mortgage	12,865	5.50	12,347	5.13	10,100	4.40
Real estate 1-4 family junior lien mortgage	2,391	2.36	2,355	2.27	2,263	2.18
Other revolving credit and installment	316	0.36	334	0.37	332	0.37

Total consumer	15,572	3.49	15,036	3.30	12,695	2.84

Foreign	115	0.38	135	0.48	146	0.50

Total nonaccrual loans	27,811	3.63	27,301	3.49	24,418	3.12

Foreclosed assets:
GNMA loans	1,344		1,111		960
All other	3,650		2,970		2,199

Total foreclosed assets	4,994		4,081		3,159

Real estate and other nonaccrual investments	131		118		62

Total nonaccrual loans and other nonperforming assets	$32,936	4.30%	$31,500	4.03%	$27,639	3.53%

Change from prior quarter:
Total nonaccrual loans	$510		$2,883		$3,549
Total nonperforming assets	1,436		3,861		4,188

Purchased Credit Impaired Loans
The improvement in credit quality was also evident in the PCI portfolio, which consists of loans acquired through the Wachovia merger that were deemed to have probable loss and therefore written down at acquisition. Overall, the PCI portfolio continued to perform in line with or better than originally expected. In particular, the Pick-a-Pay portfolio improved significantly, resulting in a $1.8 billion transfer from the nonaccretable difference to the accretable yield. This increase in accretable yield will be recognized as revenue over the remaining life of the loans, which is approximately eight years. “Our commercial PCI customers have been able to refinance and pay off loans due to increased market activity,” said Loughlin.

“Because of these payoffs and dispositions, we reduced the associated PCI nonaccretable difference in second quarter by $506 million, an amount reflected in income in the quarter.”
Loans 90 Days or More Past Due and Still Accruing
Loans 90 days or more past due and still accruing also improved in the quarter, totaling $19.4 billion at June 30, 2010, compared with $21.8 billion at March 31, 2010. For the same periods, the totals included $14.4 billion and $15.9 billion, respectively, in advances pursuant to the Company’s servicing agreement to GNMA mortgage pools and similar loans whose repayments are insured by the Federal Housing Administration or guaranteed by the Department of Veteran Affairs.
Allowance for Credit Losses
The allowance for credit losses, including the reserve for unfunded commitments, totaled $25.1 billion at June 30, 2010, down from $25.7 billion at March 31, 2010. The allowance coverage to total loans was 3.27 percent, flat compared with 3.28 percent at March 31, 2010. The allowance covered 1.4 times annualized second quarter net charge-offs compared with 1.2 times in the prior quarter. The allowance coverage to nonaccrual loans was 90 percent at June 30, 2010, compared with 94 percent at March 31, 2010. “We believe the allowance was adequate for losses inherent in the loan portfolio at June 30, 2010, and appropriately reflects the uncertainty around the impact of loan modification programs and economic recovery conditions,” said Loughlin.
Additional detail on credit quality and trends is included in the quarterly supplement, available on the Investor Relations page at www.wellsfargo.com/invest_relations/investor_relations/
Business Segment Performance
Wells Fargo defines its operating segments by product type and customer segment. Segment net income for each of the three business segments was:

	Quarter ended June 30,
(in millions)	2010	2009	% Change

Community Banking	$1,766	2,091	(16)%
Wholesale Banking	1,412	1,069	32
Wealth, Brokerage and Retirement	270	258	5

More financial information about the business segments is on pages 40 and 41.

Community Banking offers a complete line of diversified financial products and services for consumers and small businesses including investment, insurance and trust services in 39 states and D.C., and mortgage and home equity loans in all 50 states and D.C.
Selected Financial Information

	Quarter ended June 30,
	2010	2009	% Change

(in millions)
Total revenue	$13,727	15,238	(10)%
Provision for credit losses	3,357	4,303	(22)
Noninterest expense	7,711	7,922	(3)
Segment net income	1,766	2,091	(16)

(in billions)
Average loans	539.1	565.8	(5)
Average assets	778.4	824.0	(6)
Average core deposits	533.4	565.6	(6)

Community Banking reported net income of $1.8 billion, down $325 million, or 16 percent, from prior year. Revenue decreased 10 percent year over year and 8 percent (annualized) linked quarter largely due to lower mortgage hedging results (lower carry income) and the planned reduction in certain liquidating loan portfolios. Noninterest expense decreased $211 million, or 3 percent, from prior year due to the FDIC special assessment in second quarter 2009 and Wachovia merger-related cost savings. The provision for credit losses decreased $946 million from second quarter 2009 on lower net charge-offs across consumer portfolios and improved credit quality metrics.
Regional Banking Highlights
•	Strong growth in checking accounts (combined Regional Banking)
—	Consumer checking accounts up a net 7.4 percent from prior year

—	Business checking accounts up a net 5.0 percent from prior year

—	Consumer checking accounts up a net 9.0 percent in California, 7.4 percent in Texas, 10.1 percent in New Jersey and 7.3 percent in Florida
•	Solutions growth was very strong during the quarter
—	Legacy Wells Fargo:
o	Core product solutions (sales) of 7.33 million, up 15 percent from prior year

o	Core sales per platform banker FTE (active, full-time equivalent) of 5.94 per day, up from 5.64 in prior year

o	Sales of Wells Fargo Packages® (a checking account and at least three other products) up 25 percent from prior year; purchased by 77 percent of new checking account customers

—	Wachovia:
o	Continued to align the eastern markets to the Wells Fargo sales and service model. Platform banker FTEs grew by more than 500, or 6 percent, in the first half of 2010, with planned additions throughout the remainder of 2010. Platform banker productivity continued to show improvement over 2009 results.
•	Record retail bank household cross-sell
—	Legacy Wells Fargo: record retail bank household cross-sell of Wells Fargo products of 6.06 products per household

—	Wachovia: retail bank household cross-sell of Wachovia products continued to grow to 4.88 products per household
•	Customer experience (combined Regional Banking)
—	Continued to integrate customer experience practices after implementing common measurements across the Wells Fargo footprint in first quarter 2010

—	More than 200,000 customers were contacted about their experience in Wells Fargo stores and around 47,000 customers spoke about their experience in the contact centers

—	8 out of 10 customers were “extremely satisfied,” the highest rating, with their recent call or visit with Wells Fargo
•	Continued focus on distribution
—	Converted 87 Wachovia banking stores in California in second quarter; Texas and Kansas scheduled to convert in late July 2010

—	Opened 13 banking stores in second quarter for retail network total of 6,445 stores

—	Converted 1,484 ATMs to Envelope-FreeSM webATM machines in second quarter
•	Small Business/Business Banking
—	Wells Fargo expressed appreciation to small businesses in its communities during the annual Small Business Appreciation Campaign held in May and June, conducting extensive outreach to customers and providing a variety of financial resources and money-saving offers

—	Record store-based business solutions quarter, up 31 percent from prior year (legacy Wells Fargo)

—	Sales of Wells Fargo Business Services Packages (business checking account and at least three other business products) up 62 percent from prior year, purchased by 65 percent of new business checking account customers (legacy Wells Fargo)

—	Business Banking household cross-sell of 3.88 products per household (legacy Wells Fargo)

—	Extended $6.6 billion in new small business loans in first half of 2010, including $403 million in SBA loans, making Wells Fargo the largest SBA lender (in dollars). While demand for small business loans continued to be soft, saw some improvement in second quarter with new loan volume increasing 30 percent from first quarter

•	Online and mobile banking
—	17.6 million combined active online customers

—	3.4 million combined active mobile customers

—	Celebrating 15 years of online banking this quarter, Wells Fargo continued its history of innovation, becoming the first and only bank to offer an ATM e-receipt option to its online banking customers, giving customers the choice to either have an ATM receipt sent to an online banking inbox or to a designated personal e-mail account
Wells Fargo Home Mortgage (Home Mortgage)
•	Home Mortgage applications of $143 billion, up from $125 billion in prior quarter

•	Home Mortgage application pipeline of $68 billion at quarter end, up from $59 billion at March 31, 2010

•	Home Mortgage originations of $81 billion, up from $76 billion in prior quarter

•	Owned residential mortgage servicing portfolio of $1.8 trillion
Wholesale Banking provides financial solutions to businesses across the United States with annual sales generally in excess of $10 million and financial institutions globally. Products include middle market banking, corporate banking, commercial real estate, treasury management, asset-based lending, insurance brokerage, foreign exchange, correspondent banking, trade services, specialized lending, equipment finance, corporate trust, investment banking, capital markets and asset management.
Selected Financial Information

	Quarter ended June 30,
	2010	2009	% Change

(in millions)
Total revenue	$5,653	5,235	8%
Provision for credit losses	626	738	(15)
Noninterest expense	2,840	2,802	1
Segment net income	1,412	1,069	32

(in billions)
Average loans	223.4	258.4	(14)
Average assets	362.4	377.7	(4)
Average core deposits	161.5	137.4	18

Wholesale Banking reported net income of $1.4 billion, up $343 million, or 32 percent, from second quarter 2009 and up $215 million, or 18 percent linked quarter. Revenue increased $418 million, or 8 percent, from prior year and increased 25 percent (annualized) linked quarter driven by growth in commercial, commercial real estate brokerage (Eastdil), international, and asset-based lending. Noninterest expense increased $38 million, or 1 percent, from prior year as higher legal and foreclosed asset expenses were partially offset by lower personnel expense and FDIC assessments. The provision for credit losses declined $112 million from second quarter 2009. The decrease included a $111 million reserve release in the second quarter 2010 compared with a $162 million credit reserve build a year ago.

•	Total average core deposits up $24 billion, or 18 percent, from prior year driven by Commercial Banking, Government and Institutional Banking, and Global Financial and Institutional Trade Services

•	New commercial real estate loan commitments of $3.4 billion, up 204 percent from prior quarter and 317 percent from the same period last year as the economy began to show signs of improvement

•	Acquired North American factoring portfolio of the Commercial Services Division of GMAC Commercial Finance, which consists of 150 small and middle-market clients that serve retail businesses

•	Commercial Electronic Office® (CEO®) portal – the first comprehensive internet portal for commercial banking customers when it launched in 2000 – marked its 10-year milestone. More than 50,000 companies or 70 percent of Wells Fargo’s commercial and corporate customers are enrolled in the portal, averaging 2.9 million logins per month
Wealth, Brokerage and Retirement provides a full range of financial advisory services to clients using a comprehensive planning approach to meet each client’s needs. Wealth Management provides affluent and high net worth clients with a complete range of wealth management solutions including financial planning, private banking, credit, investment management and trust. Family Wealth meets the unique needs of the ultra high net worth customers. Retail brokerage’s financial advisors serve customers’ advisory, brokerage and financial needs as part of one of the largest full-service brokerage firms in the U.S. Retirement provides retirement services for individual investors and is a national leader in 401(k) and pension record keeping.
Selected Financial Information

	Quarter ended June 30,
	2010	2009	% Change

(in millions)
Total revenue	$2,867	2,824	2%
Provision for credit losses	81	111	(27)
Noninterest expense	2,350	2,300	2
Segment net income	270	258	5

(in billions)
Average loans	42.6	46.0	(7)
Average assets	141.0	127.0	11
Average core deposits	121.5	113.5	7

Wealth, Brokerage and Retirement reported net income of $270 million, down $12 million, or 4 percent, from prior quarter, and up $12 million, or 5 percent, from prior year. Revenue was $2.9 billion, up 2 percent from the prior year, as higher asset-based revenues partially offset lower securities gains in the brokerage business. Noninterest expense was up 2 percent from the prior year due to growth in broker commissions driven by higher production levels. Average core deposits increased $8 billion, or 7 percent, from the prior year.

Retail Brokerage
•	Client assets of $1.1 trillion, up 6 percent from prior year

•	Managed account assets increased $36 billion, or 22 percent, from prior year driven by the market recovery and solid net flows
Wealth Management
•	Strong deposit growth, with average balances up 15 percent from prior year

•	Investment management and trust revenue up 8 percent from prior year
Retirement
•	Institutional Retirement plan assets of $211 billion, up $20 billion, or 10 percent, from prior year

•	IRA assets of $238 billion, up $24 billion, or 11 percent, from prior year
Conference Call
The Company will host a live conference call on Wednesday, July 21, at 6:30 a.m. PDT (9:30 a.m. EDT). To access the call, please dial 866-872-5161 (U.S. and Canada) or 706-643-1692 (international). No password is required. The call is also available online at wellsfargo.com/invest_relations/earnings and
http://event.meetingstream.com/r.htm?e=220680&s=1&k=A6470131FD3109C5079E137E600A7DCE
A replay of the conference call will also be available beginning at approximately noon PDT (3 p.m. EDT) on July 21 through Wednesday, July 28. Please dial 800-642-1687 (U.S. and Canada) or 706-645-9291 (international) and enter Conference ID 80955617. The replay will also be available online.
Cautionary Statement About Forward-Looking Information
In accordance with the Private Securities Litigation Reform Act of 1995, we caution you that this news release contains forward-looking statements about our future financial performance and business. We make forward-looking statements when we use words such as “believe,” “expect,” “anticipate,” “estimate,” “should,” “may,” “can,” “will,” “outlook,” “project,” “appears” or similar expressions. Forward-looking statements in this news release include, among others, statements about: (i) future credit quality and expected or estimated future loan losses in our loan portfolios, including our belief that credit quality has turned the corner and quarterly provision expense and quarterly total credit losses have peaked, and that the positive trend in credit quality will continue over the coming year; the level and loss content of nonperforming assets and nonaccrual loans; and the adequacy of the allowance for loan losses, including our current expectation of future reductions in the allowance for loan losses; (ii) reduction or mitigation of risk in our loan portfolios and the effects of loan modification programs; and (iii) the amount and timing of expected integration activities, expenses and cost savings relating to the Wachovia merger, as well as the expected synergies and benefits of the merger, including that we currently estimate merger expenses of approximately $5.7 billion, including approximately $600-$650 million per quarter estimated for the second half of 2010 before declining in 2011.
Do not unduly rely on forward-looking statements as actual results could differ materially from expectations. Forward-looking statements speak only as of the date made, and we do not undertake to update them to reflect changes or events that occur after that date. Several factors could cause actual results to differ materially from expectations including: current and future economic and market conditions, including the effects of further declines in housing prices and high unemployment rates; our capital requirements and our ability to generate capital internally or raise capital on favorable terms (including, without limitation, regulatory capital standards as determined by applicable regulatory authorities); the terms of capital investments or other financial assistance provided by the U.S. government; financial services reform and other current, pending or future legislation or regulation that could have a negative effect on our revenue and businesses (including, without limitation, the Dodd-Frank Wall Street Reform and Consumer Protection Act); the extent of success in our loan modification efforts, including the effects of regulatory requirements, or changes in regulatory requirements, relating to loan modifications; our ability to successfully and timely integrate the Wachovia merger and realize the expected cost savings and other benefits, including delays or disruptions in system conversions and higher severance costs; our ability to realize efficiency initiatives to lower expenses when and in the amount expected; recognition of other-than-temporary impairment on securities held in our available-for-sale portfolio; the effect of changes in interest rates on our net interest margin and our mortgage originations, mortgage servicing rights and mortgages held for sale; hedging gains or losses; disruptions in the capital markets and reduced investor demand for mortgage loans; our ability to sell more products to our customers; the effect of the economic recession on the demand for our products and services; the effect of fluctuations in stock market prices on fee income from our brokerage, asset and wealth management businesses; our election to provide support to our mutual funds for structured credit products they may hold; changes in the value of our venture capital investments; changes in our accounting policies or in accounting standards or in how accounting standards are to be applied; changes in our credit ratings and changes in the credit ratings of our customers or counterparties; mergers and acquisitions; federal and state regulations; reputational damage from negative publicity, fines, penalties and other negative consequences from regulatory violations; the loss of checking and saving account deposits to other investments such as the stock market; and fiscal and monetary policies of the Federal Reserve Board. There is no assurance that our allowance for credit losses will be adequate to cover future credit losses, especially if credit markets, housing prices, and unemployment do not improve. Increases in loan charge-offs or in the allowance for credit losses and related provision expense could materially adversely affect our financial results and condition. For more information about factors that could cause actual results to differ materially from our expectations, refer to our reports filed with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2009 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2010, including the discussions under “Risk Factors” in each of those reports, as filed with the SEC and available on the SEC’s website at www.sec.gov. Any factor described above or in our SEC reports could, by itself or together with one or more other factors, adversely affect our financial results and condition.
About Wells Fargo
Wells Fargo & Company (NYSE: WFC) is a nationwide, diversified, community-based financial services company with $1.2 trillion in assets. Founded in 1852 and headquartered in San Francisco, Wells Fargo provides banking, insurance, investments, mortgage, and consumer and commercial finance through more than 10,000 banking stores, 12,000 ATMs, the Internet (wellsfargo.com and wachovia.com), and other distribution channels across North America and internationally. With 278,000 team members, Wells Fargo serves one in three households in America. Wells Fargo & Company was ranked #19 on Fortune’s 2009 rankings of America’s largest corporations. Wells Fargo’s vision is to satisfy all our customers’ financial needs and help them succeed financially.
# # #

Wells Fargo & Company and Subsidiaries
QUARTERLY FINANCIAL DATA

Pages
Summary Information
Summary Financial Data	18-19

Income
Consolidated Statement of Income	20-21
Average Balances, Yields and Rates Paid	22-23
Noninterest Income and Noninterest Expense	24-25

Balance Sheet
Consolidated Balance Sheet	26-27
Average Balances	28

Loans
Loans	29
Nonaccrual Loans and Other Nonperforming Assets	29
Loans 90 Days or More Past Due and Still Accruing	30
Purchased Credit-Impaired Loans	31-33
Pick-A-Pay Portfolio	34
Home Equity Portfolios	35
Allowance for Credit Losses	36-37

Equity
Condensed Consolidated Statement of Changes in Total Equity	38
Tier 1 Common Equity	39

Operating Segments
Operating Segment Results	40-41

Other
Mortgage Servicing and other related data	42-44

Wells Fargo & Company and Subsidiaries
SUMMARY FINANCIAL DATA

	Quarter ended June 30,				Six months ended June 30,
($ in millions, except per share amounts)	2010	2009	% Change		2010	2009	% Change

For the Period
Wells Fargo net income	$3,062	3,172	(3	) %	$5,609	6,217	(10	) %
Wells Fargo net income applicable to common stock	2,878	2,575	12		5,250	4,959	6
Diluted earnings per common share	0.55	0.57	(4)		1.00	1.13	(12)

Profitability ratios (annualized):
Wells Fargo net income to average assets (ROA)	1.00%	1.00	-		0.92	0.98	(6)
Wells Fargo net income applicable to common stock to average Wells Fargo common stockholders’ equity (ROE)	10.40	13.70	(24)		9.69	14.07	(31)
Efficiency ratio (1)	59.6	56.4	6		58.0	56.3	3
Total revenue	$21,394	22,507	(5)		$42,842	43,524	(2)
Pre-tax pre-provision profit (PTPP) (2)	8,648	9,810	(12)		17,979	19,009	(5)
Dividends declared per common share	0.05	0.05	-		0.10	0.39	(74)
Average common shares outstanding	5,219.7	4,483.1	16		5,205.1	4,365.9	19
Diluted average common shares outstanding	5,260.8	4,501.6	17		5,243.0	4,375.1	20
Average loans	$772,460	833,945	(7)		$784,856	844,708	(7)
Average assets	1,224,180	1,274,926	(4)		1,225,145	1,282,280	(4)
Average core deposits (3)	761,767	765,697	(1)		760,475	759,845	-
Average retail core deposits (4)	574,436	596,648	(4)		574,059	593,592	(3)
Net interest margin	4.38%	4.30	2		4.33	4.23	2
At Period End
Securities available for sale	$157,927	206,795	(24)		$157,927	206,795	(24)
Loans	766,265	821,614	(7)		766,265	821,614	(7)
Allowance for loan losses	24,584	23,035	7		24,584	23,035	7
Goodwill	24,820	24,619	1		24,820	24,619	1
Assets	1,225,862	1,284,176	(5)		1,225,862	1,284,176	(5)
Core deposits (3)	758,680	761,122	-		758,680	761,122	-
Wells Fargo stockholders’ equity	119,772	114,623	4		119,772	114,623	4
Total equity	121,398	121,382	-		121,398	121,382	-
Capital ratios:
Total equity to assets	9.90%	9.45	5		9.90	9.45	5
Risk-based capital (5):
Tier 1 capital	10.42	9.80	6		10.42	9.80	6
Total capital	14.43	13.84	4		14.43	13.84	4
Tier 1 leverage (5)	8.63	8.32	4		8.63	8.32	4
Tier 1 common equity (6)	7.53	4.49	68		7.53	4.49	68
Book value per common share	$21.35	17.91	19		$21.35	17.91	19
Team members (active, full-time equivalent)	267,600	269,900	(1)		267,600	269,900	(1)
Common stock price:
High	$34.25	28.45	20		$34.25	30.47	12
Low	25.52	13.65	87		25.52	7.80	227
Period end	25.60	24.26	6		25.60	24.26	6

(1)	The efficiency ratio is noninterest expense divided by total revenue (net interest income and noninterest income).

(2)	Pre-tax pre-provision profit (PTPP) is total revenue less noninterest expense. Management believes that PTPP is a useful financial measure because it enables investors and others to assess the Company’s ability to generate capital to cover credit losses through a credit cycle.

(3)	Core deposits are noninterest-bearing deposits, interest-bearing checking, savings certificates, certain market rate and other savings, and certain foreign deposits (Eurodollar sweep balances).

(4)	Retail core deposits are total core deposits excluding Wholesale Banking core deposits and retail mortgage escrow deposits.

(5)	The June 30, 2010, ratios are preliminary.

(6)	See page 39 for additional information.

Wells Fargo & Company and Subsidiaries
FIVE QUARTER SUMMARY FINANCIAL DATA

	Quarter ended
	June 30,	Mar. 31,	Dec. 31,	Sept. 30,	June 30,
($ in millions, except per share amounts)	2010	2010	2009	2009	2009

For the Quarter
Wells Fargo net income	$3,062	2,547	2,823	3,235	3,172
Wells Fargo net income applicable to common stock	2,878	2,372	394	2,637	2,575
Diluted earnings per common share	0.55	0.45	0.08	0.56	0.57
Profitability ratios (annualized):
Wells Fargo net income to average assets (ROA)	1.00%	0.84	0.90	1.03	1.00
Wells Fargo net income applicable to common stock to average Wells Fargo common stockholders’ equity (ROE)	10.40	8.96	1.66	12.04	13.70
Efficiency ratio (1)	59.6	56.5	56.5	52.0	56.4
Total revenue	$21,394	21,448	22,696	22,466	22,507
Pre-tax pre-provision profit (PTPP) (2)	8,648	9,331	9,875	10,782	9,810
Dividends declared per common share	0.05	0.05	0.05	0.05	0.05
Average common shares outstanding	5,219.7	5,190.4	4,764.8	4,678.3	4,483.1
Diluted average common shares outstanding	5,260.8	5,225.2	4,796.1	4,706.4	4,501.6
Average loans	$772,460	797,389	792,440	810,191	833,945
Average assets	1,224,180	1,226,120	1,239,456	1,246,051	1,274,926
Average core deposits (3)	761,767	759,169	770,750	759,319	765,697
Average retail core deposits (4)	574,436	573,653	580,873	584,414	596,648
Net interest margin	4.38%	4.27	4.31	4.36	4.30
At Quarter End
Securities available for sale	$157,927	162,487	172,710	183,814	206,795
Loans	766,265	781,430	782,770	799,952	821,614
Allowance for loan losses	24,584	25,123	24,516	24,028	23,035
Goodwill	24,820	24,819	24,812	24,052	24,619
Assets	1,225,862	1,223,630	1,243,646	1,228,625	1,284,176
Core deposits (3)	758,680	756,050	780,737	747,913	761,122
Wells Fargo stockholders’ equity	119,772	116,142	111,786	122,150	114,623
Total equity	121,398	118,154	114,359	128,924	121,382
Capital ratios:
Total equity to assets	9.90%	9.66	9.20	10.49	9.45
Risk-based capital (5):
Tier 1 capital	10.42	9.93	9.25	10.63	9.80
Total capital	14.43	13.90	13.26	14.66	13.84
Tier 1 leverage (5)	8.63	8.34	7.87	9.03	8.32
Tier 1 common equity (6)	7.53	7.09	6.46	5.18	4.49
Book value per common share	$21.35	20.76	20.03	19.46	17.91
Team members (active, full-time equivalent)	267,600	267,400	267,300	265,100	269,900
Common stock price:
High	$34.25	31.99	31.53	29.56	28.45
Low	25.52	26.37	25.00	22.08	13.65
Period end	25.60	31.12	26.99	28.18	24.26

(1)	The efficiency ratio is noninterest expense divided by total revenue (net interest income and noninterest income).

(2)	Pre-tax pre-provision profit (PTPP) is total revenue less noninterest expense. Management believes that PTPP is a useful financial measure because it enables investors and others to assess the Company’s ability to generate capital to cover credit losses through a credit cycle.

(3)	Core deposits are noninterest-bearing deposits, interest-bearing checking, savings certificates, certain market rate and other savings, and certain foreign deposits (Eurodollar sweep balances).

(4)	Retail core deposits are total core deposits excluding Wholesale Banking core deposits and retail mortgage escrow deposits.

(5)	The June 30, 2010, ratios are preliminary.

(6)	See page 39 for additional information.

Wells Fargo & Company and Subsidiaries
CONSOLIDATED STATEMENT OF INCOME

	Quarter ended June 30,			Six months ended June 30,
(in millions, except per share amounts)	2010	2009	% Change	2010	2009	% Change

Interest income
Trading assets	$266	206	29%	$533	472	13%
Securities available for sale	2,385	2,887	(17)	4,800	5,596	(14)
Mortgages held for sale	405	545	(26)	792	960	(18)
Loans held for sale	30	50	(40)	64	117	(45)
Loans	10,277	10,532	(2)	20,315	21,297	(5)
Other interest income	109	81	35	193	172	12

Total interest income	13,472	14,301	(6)	26,697	28,614	(7)

Interest expense
Deposits	714	957	(25)	1,449	1,956	(26)
Short-term borrowings	21	55	(62)	39	178	(78)
Long-term debt	1,233	1,485	(17)	2,509	3,264	(23)
Other interest expense	55	40	38	104	76	37

Total interest expense	2,023	2,537	(20)	4,101	5,474	(25)

Net interest income	11,449	11,764	(3)	22,596	23,140	(2)
Provision for credit losses	3,989	5,086	(22)	9,319	9,644	(3)

Net interest income after provision for credit losses	7,460	6,678	12	13,277	13,496	(2)

Noninterest income
Service charges on deposit accounts	1,417	1,448	(2)	2,749	2,842	(3)
Trust and investment fees	2,743	2,413	14	5,412	4,628	17
Card fees	911	923	(1)	1,776	1,776	-
Other fees	982	963	2	1,923	1,864	3
Mortgage banking	2,011	3,046	(34)	4,481	5,550	(19)
Insurance	544	595	(9)	1,165	1,176	(1)
Net gains from trading activities	109	749	(85)	646	1,536	(58)
Net gains (losses) on debt securities available for sale (1)	30	(78)	NM	58	(197)	NM
Net gains (losses) from equity investments (2)	288	40	620	331	(117)	NM
Operating leases	329	168	96	514	298	72
Other	581	476	22	1,191	1,028	16

Total noninterest income	9,945	10,743	(7)	20,246	20,384	(1)

Noninterest expense
Salaries	3,564	3,438	4	6,878	6,824	1
Commission and incentive compensation	2,225	2,060	8	4,217	3,884	9
Employee benefits	1,063	1,227	(13)	2,385	2,511	(5)
Equipment	588	575	2	1,266	1,262	-
Net occupancy	742	783	(5)	1,538	1,579	(3)
Core deposit and other intangibles	553	646	(14)	1,102	1,293	(15)
FDIC and other deposit assessments	295	981	(70)	596	1,319	(55)
Other	3,716	2,987	24	6,881	5,843	18

Total noninterest expense	12,746	12,697	-	24,863	24,515	1

Income before income tax expense	4,659	4,724	(1)	8,660	9,365	(8)
Income tax expense	1,514	1,475	3	2,915	3,027	(4)

Net income before noncontrolling interests	3,145	3,249	(3)	5,745	6,338	(9)
Less: Net income from noncontrolling interests	83	77	8	136	121	12

Wells Fargo net income	$3,062	3,172	(3)	$5,609	6,217	(10)

Wells Fargo net income applicable to common stock	$2,878	2,575	12	$5,250	4,959	6

Per share information
Earnings per common share	$0.55	0.58	(5)	$1.01	1.14	(11)
Diluted earnings per common share	0.55	0.57	(4)	1.00	1.13	(12)
Dividends declared per common share	0.05	0.05	-	0.10	0.39	(74)
Average common shares outstanding	5,219.7	4,483.1	16	5,205.1	4,365.9	19
Diluted average common shares outstanding	5,260.8	4,501.6	17	5,243.0	4,375.1	20

NM - Not meaningful

(1)	Includes impairment losses of $106 million and $308 million, consisting of $292 million and $972 million of total other-than-temporary impairment losses, net of $186 million and $664 million recognized in other comprehensive income, for the quarters ended June 30, 2010 and 2009, respectively, and impairment losses of $198 million and $577 million, consisting of $446 million and $1,575 million of total other-than-temporary impairment losses, net of $248 million and $998 million recognized in other comprehensive income, for the six months ended June 30, 2010 and 2009, respectively.

(2)	Includes impairment losses of $62 million and $155 million for the quarters ended June 30, 2010 and 2009, respectively, and impairment losses of $167 million and $402 million for the six months ended June 30, 2010 and 2009, respectively.

Wells Fargo & Company and Subsidiaries
FIVE QUARTER CONSOLIDATED STATEMENT OF INCOME

	Quarter ended
	June 30,	Mar. 31,	Dec. 31,	Sept. 30,	June 30,
(in millions, except per share amounts)	2010	2010	2009	2009	2009

Interest income
Trading assets	$266	267	230	216	206
Securities available for sale	2,385	2,415	2,776	2,947	2,887
Mortgages held for sale	405	387	446	524	545
Loans held for sale	30	34	32	34	50
Loans	10,277	10,038	10,122	10,170	10,532
Other interest income	109	84	86	77	81

Total interest income	13,472	13,225	13,692	13,968	14,301

Interest expense
Deposits	714	735	913	905	957
Short-term borrowings	21	18	12	32	55
Long-term debt	1,233	1,276	1,217	1,301	1,485
Other interest expense	55	49	50	46	40

Total interest expense	2,023	2,078	2,192	2,284	2,537

Net interest income	11,449	11,147	11,500	11,684	11,764
Provision for credit losses	3,989	5,330	5,913	6,111	5,086

Net interest income after provision for credit losses	7,460	5,817	5,587	5,573	6,678

Noninterest income
Service charges on deposit accounts	1,417	1,332	1,421	1,478	1,448
Trust and investment fees	2,743	2,669	2,605	2,502	2,413
Card fees	911	865	961	946	923
Other fees	982	941	990	950	963
Mortgage banking	2,011	2,470	3,411	3,067	3,046
Insurance	544	621	482	468	595
Net gains from trading activities	109	537	516	622	749
Net gains (losses) on debt securities available for sale	30	28	110	(40)	(78)
Net gains from equity investments	288	43	273	29	40
Operating leases	329	185	163	224	168
Other	581	610	264	536	476

Total noninterest income	9,945	10,301	11,196	10,782	10,743

Noninterest expense
Salaries	3,564	3,314	3,505	3,428	3,438
Commission and incentive compensation	2,225	1,992	2,086	2,051	2,060
Employee benefits	1,063	1,322	1,144	1,034	1,227
Equipment	588	678	681	563	575
Net occupancy	742	796	770	778	783
Core deposit and other intangibles	553	549	642	642	646
FDIC and other deposit assessments	295	301	302	228	981
Other	3,716	3,165	3,691	2,960	2,987

Total noninterest expense	12,746	12,117	12,821	11,684	12,697

Income before income tax expense	4,659	4,001	3,962	4,671	4,724
Income tax expense	1,514	1,401	949	1,355	1,475

Net income before noncontrolling interests	3,145	2,600	3,013	3,316	3,249
Less: Net income from noncontrolling interests	83	53	190	81	77

Wells Fargo net income	$3,062	2,547	2,823	3,235	3,172

Wells Fargo net income applicable to common stock	$2,878	2,372	394	2,637	2,575

Per share information
Earnings per common share	$0.55	0.46	0.08	0.56	0.58
Diluted earnings per common share	0.55	0.45	0.08	0.56	0.57
Dividends declared per common share	0.05	0.05	0.05	0.05	0.05

Average common shares outstanding	5,219.7	5,190.4	4,764.8	4,678.3	4,483.1
Diluted average common shares outstanding	5,260.8	5,225.2	4,796.1	4,706.4	4,501.6

Wells Fargo & Company and Subsidiaries
AVERAGE BALANCES, YIELDS AND RATES PAID (TAXABLE-EQUIVALENT BASIS) (1)(2)

	Quarter ended June 30,
	2010			2009
			Interest			Interest
	Average	Yields/	income/	Average	Yields/	income/
(in millions)	balance	rates	expense	balance	rates	expense

Earning assets
Federal funds sold, securities purchased under resale agreements and other short-term investments	$67,712	0.33%	$56	20,889	0.66%	$34
Trading assets	28,760	3.79	272	18,464	4.61	213
Debt securities available for sale (3):
Securities of U.S. Treasury and federal agencies	2,094	3.50	18	2,102	3.45	17
Securities of U.S. states and political subdivisions	16,192	6.48	255	12,189	6.47	206
Mortgage-backed securities:
Federal agencies	72,876	5.39	930	92,550	5.36	1,203
Residential and commercial	33,197	9.59	769	41,257	9.03	1,044

Total mortgage-backed securities	106,073	6.72	1,699	133,807	6.60	2,247
Other debt securities (4)	33,270	7.21	562	30,901	7.23	572

Total debt securities available for sale (4)	157,629	6.75	2,534	178,999	6.67	3,042
Mortgages held for sale (5)	32,196	5.04	405	43,177	5.05	545
Loans held for sale (5)	4,386	2.73	30	7,188	2.83	50
Loans:
Commercial and commercial real estate:
Commercial	147,965	5.44	2,009	187,501	4.11	1,922
Real estate mortgage	97,731	3.89	949	96,131	3.52	843
Real estate construction	33,060	3.44	284	42,023	2.71	284
Lease financing	13,622	9.54	325	14,750	9.22	340

Total commercial and commercial real estate	292,378	4.89	3,567	340,405	3.99	3,389

Consumer:
Real estate 1-4 family first mortgage	237,500	5.24	3,108	240,798	5.53	3,328
Real estate 1-4 family junior lien mortgage	102,678	4.53	1,162	108,422	4.77	1,290
Credit card	22,239	13.24	736	22,963	12.74	731
Other revolving credit and installment	88,617	6.57	1,452	90,729	6.64	1,502

Total consumer	451,034	5.74	6,458	462,912	5.93	6,851

Foreign	29,048	3.62	262	30,628	4.06	310

Total loans (5)	772,460	5.34	10,287	833,945	5.07	10,550
Other	6,082	3.44	53	6,079	2.91	45

Total earning assets	$1,069,225	5.14%	$13,637	1,108,741	5.21%	$14,479

Funding sources
Deposits:
Interest-bearing checking	$61,212	0.13%	$19	79,955	0.13%	$26
Market rate and other savings	412,062	0.26	267	334,067	0.40	336
Savings certificates	89,773	1.44	323	152,444	1.19	451
Other time deposits	14,936	1.90	72	21,660	2.00	108
Deposits in foreign offices	57,461	0.23	33	49,885	0.29	36

Total interest-bearing deposits	635,444	0.45	714	638,011	0.60	957
Short-term borrowings	45,082	0.22	25	59,844	0.39	58
Long-term debt	195,440	2.52	1,233	235,590	2.52	1,484
Other liabilities	6,737	3.33	55	4,604	3.45	40

Total interest-bearing liabilities	882,703	0.92	2,027	938,049	1.08	2,539
Portion of noninterest-bearing funding sources	186,522	-	-	170,692	-	-

Total funding sources	$1,069,225	0.76	2,027	1,108,741	0.91	2,539

Net interest margin and net interest income on a taxable-equivalent basis (6)		4.38%	$11,610		4.30%	$11,940

Noninterest-earning assets
Cash and due from banks	$17,415			19,340
Goodwill	24,820			24,261
Other	112,720			122,584

Total noninterest-earning assets	$154,955			166,185

Noninterest-bearing funding sources
Deposits	$176,908			174,529
Other liabilities	43,713			49,570
Total equity	120,856			112,778
Noninterest-bearing funding sources used to fund earning assets	(186,522)			(170,692)

Net noninterest-bearing funding sources	$154,955			166,185

Total assets	$1,224,180			1,274,926

(1)	Our average prime rate was 3.25% for the quarters ended June 30, 2010 and 2009. The average three-month London Interbank Offered Rate (LIBOR) was 0.44% and 0.84% for the same quarters, respectively.

(2)	Interest rates and amounts include the effects of hedge and risk management activities associated with the respective asset and liability categories.

(3)	Yields and rates are based on interest income/expense amounts for the period, annualized based on the accrual basis for the respective accounts. The average balance amounts include the effects of any unrealized gain or loss marks but those marks carried in other comprehensive income are not included in yield determination of affected earning assets. Thus yields are based on amortized cost balances computed on a settlement date basis.

(4)	Includes certain preferred securities.

(5)	Nonaccrual loans and related income are included in their respective loan categories.

(6)	Includes taxable-equivalent adjustments primarily related to tax-exempt income on certain loans and securities. The federal statutory tax rate was 35% for the periods presented.

Wells Fargo & Company and Subsidiaries
AVERAGE BALANCES, YIELDS AND RATES PAID (TAXABLE-EQUIVALENT BASIS) (1)(2)

	Six months ended June 30,
	2010			2009
			Interest			Interest
	Average	Yields/	income/	Average	Yields/	income/
(in millions)	balance	rates	expense	balance	rates	expense

Earning assets
Federal funds sold, securities purchased under resale agreements and other short-term investments	$54,347	0.33%	$89	22,472	0.75%	$84
Trading assets	28,338	3.85	544	20,323	4.81	488
Debt securities available for sale (3):
Securities of U.S. Treasury and federal agencies	2,186	3.56	38	2,498	2.00	24
Securities of U.S. states and political subdivisions	14,951	6.53	476	12,201	6.45	419
Mortgage-backed securities:
Federal agencies	76,284	5.39	1,953	84,592	5.51	2,271
Residential and commercial	32,984	9.63	1,559	39,980	8.80	2,061

Total mortgage-backed securities	109,268	6.70	3,512	124,572	6.71	4,332
Other debt securities (4)	32,810	6.86	1,054	30,493	7.02	1,123

Total debt securities available for sale (4)	159,215	6.67	5,080	169,764	6.68	5,898
Mortgages held for sale (5)	31,784	4.99	792	37,151	5.17	960
Loans held for sale (5)	5,390	2.39	64	7,567	3.13	117
Loans:
Commercial and commercial real estate:
Commercial	152,192	4.97	3,752	192,186	3.99	3,806
Real estate mortgage	97,848	3.79	1,839	96,087	3.52	1,678
Real estate construction	34,448	3.25	555	42,370	2.86	601
Lease financing	13,814	9.38	648	15,277	8.99	687

Total commercial and commercial real estate	298,302	4.59	6,794	345,920	3.94	6,772

Consumer:
Real estate 1-4 family first mortgage	241,241	5.25	6,318	243,133	5.59	6,772
Real estate 1-4 family junior lien mortgage	104,151	4.50	2,330	109,270	4.91	2,665
Credit card	22,789	13.20	1,503	23,128	12.42	1,435
Other revolving credit and installment	89,566	6.49	2,879	91,770	6.66	3,029

Total consumer	457,747	5.72	13,030	467,301	5.98	13,901

Foreign	28,807	3.62	518	31,487	4.22	659

Total loans (5)	784,856	5.21	20,342	844,708	5.08	21,332
Other	6,075	3.40	103	6,110	2.89	88

Total earning assets	$1,070,005	5.10%	$27,014	1,108,095	5.22%	$28,967

Funding sources
Deposits:
Interest-bearing checking	$61,614	0.14%	$42	80,173	0.14%	$56
Market rate and other savings	408,026	0.27	553	323,813	0.47	755
Savings certificates	92,254	1.40	640	161,234	1.05	838
Other time deposits	15,405	1.97	152	23,597	1.98	232
Deposits in foreign offices	56,453	0.22	62	47,901	0.32	75

Total interest-bearing deposits	633,752	0.46	1,449	636,718	0.62	1,956
Short-term borrowings	45,082	0.20	44	67,911	0.54	181
Long-term debt	202,186	2.48	2,509	247,209	2.65	3,267
Other liabilities	6,203	3.38	104	4,194	3.64	76

Total interest-bearing liabilities	887,223	0.93	4,106	956,032	1.15	5,480
Portion of noninterest-bearing funding sources	182,782	-	-	152,063	-	-

Total funding sources	$1,070,005	0.77	4,106	1,108,095	0.99	5,480

Net interest margin and net interest income on a taxable-equivalent basis (6)		4.33%	$22,908		4.23%	$23,487

Noninterest-earning assets
Cash and due from banks	$17,730			19,795
Goodwill	24,818			23,725
Other	112,592			130,665

Total noninterest-earning assets	$155,140			174,185

Noninterest-bearing funding sources
Deposits	$174,487			167,458
Other liabilities	44,224			50,064
Total equity	119,211			108,726
Noninterest-bearing funding sources used to fund earning assets	(182,782)			(152,063)

Net noninterest-bearing funding sources	$155,140			174,185

Total assets	$1,225,145			1,282,280

(1)	Our average prime rate was 3.25% for the six months ended June 30, 2010 and 2009. The average three-month London Interbank Offered Rate (LIBOR) was 0.35% and 1.04% for the same six months, respectively.

(2)	Interest rates and amounts include the effects of hedge and risk management activities associated with the respective asset and liability categories.

(3)	Yields and rates are based on interest income/expense amounts for the period, annualized based on the accrual basis for the respective accounts. The average balance amounts include the effects of any unrealized gain or loss marks but those marks carried in other comprehensive income are not included in yield determination of affected earning assets. Thus yields are based on amortized cost balances computed on a settlement date basis.

(4)	Includes certain preferred securities.

(5)	Nonaccrual loans and related income are included in their respective loan categories.

(6)	Includes taxable-equivalent adjustments primarily related to tax-exempt income on certain loans and securities. The federal statutory tax rate was 35% for the periods presented.

Wells Fargo & Company and Subsidiaries
NONINTEREST INCOME

	Quarter ended June 30,				Six months ended June 30,
(in millions)	2010	2009	% Change		2010	2009	% Change

Service charges on deposit accounts	$1,417	1,448	(2	) %	$2,749	2,842	(3	) %
Trust and investment fees:
Trust, investment and IRA fees	1,035	839	23		2,084	1,561	34
Commissions and all other fees	1,708	1,574	9		3,328	3,067	9

Total trust and investment fees	2,743	2,413	14		5,412	4,628	17

Card fees	911	923	(1)		1,776	1,776	-
Other fees:
Cash network fees	58	58	-		113	116	(3)
Charges and fees on loans	401	440	(9)		820	873	(6)
Processing and all other fees	523	465	12		990	875	13

Total other fees	982	963	2		1,923	1,864	3

Mortgage banking (1):
Servicing income, net	1,218	816	49		2,584	1,722	50
Net gains on mortgage loan origination/sales activities	793	2,230	(64)		1,897	3,828	(50)

Total mortgage banking	2,011	3,046	(34)		4,481	5,550	(19)

Insurance	544	595	(9)		1,165	1,176	(1)
Net gains from trading activities	109	749	(85)		646	1,536	(58)
Net gains (losses) on debt securities available for sale	30	(78)	NM		58	(197)	NM
Net gains (losses) from equity investments	288	40	620		331	(117)	NM
Operating leases	329	168	96		514	298	72
All other	581	476	22		1,191	1,028	16

Total	$9,945	10,743	(7)		$20,246	20,384	(1)

NM - Not meaningful

(1)	2009 categories have been revised to conform to current presentation.
NONINTEREST EXPENSE

	Quarter ended June 30,			Six months ended June 30,
(in millions)	2010	2009	% Change	2010	2009	% Change

Salaries	$3,564	3,438	4%	$6,878	6,824	1%
Commission and incentive compensation	2,225	2,060	8	4,217	3,884	9
Employee benefits	1,063	1,227	(13)	2,385	2,511	(5)
Equipment	588	575	2	1,266	1,262	-
Net occupancy	742	783	(5)	1,538	1,579	(3)
Core deposit and other intangibles	553	646	(14)	1,102	1,293	(15)
FDIC and other deposit assessments	295	981	(70)	596	1,319	(55)
Outside professional services	572	451	27	1,056	861	23
Contract services	384	256	50	731	472	55
Foreclosed assets	333	187	78	719	435	65
Outside data processing	276	282	(2)	548	494	11
Postage, stationery and supplies	230	240	(4)	472	490	(4)
Operating losses	627	159	294	835	331	152
Insurance	164	259	(37)	312	526	(41)
Telecommunications	156	164	(5)	299	322	(7)
Travel and entertainment	196	131	50	367	236	56
Advertising and promotion	156	111	41	268	236	14
Operating leases	27	61	(56)	64	131	(51)
All other	595	686	(13)	1,210	1,309	(8)

Total	$12,746	12,697	-	$24,863	24,515	1

Wells Fargo & Company and Subsidiaries
FIVE QUARTER NONINTEREST INCOME

	Quarter ended
	June 30,	Mar. 31,	Dec. 31,	Sept. 30,	June 30,
(in millions)	2010	2010	2009	2009	2009

Service charges on deposit accounts	$1,417	1,332	1,421	1,478	1,448
Trust and investment fees:
Trust, investment and IRA fees	1,035	1,049	1,038	989	839
Commissions and all other fees	1,708	1,620	1,567	1,513	1,574

Total trust and investment fees	2,743	2,669	2,605	2,502	2,413

Card fees	911	865	961	946	923
Other fees:
Cash network fees	58	55	55	60	58
Charges and fees on loans	401	419	475	453	440
Processing and all other fees	523	467	460	437	465

Total other fees	982	941	990	950	963

Mortgage banking (1):
Servicing income, net	1,218	1,366	2,150	1,919	816
Net gains on mortgage loan origination/sales activities	793	1,104	1,261	1,148	2,230

Total mortgage banking	2,011	2,470	3,411	3,067	3,046

Insurance	544	621	482	468	595
Net gains from trading activities	109	537	516	622	749
Net gains (losses) on debt securities available for sale	30	28	110	(40)	(78)
Net gains from equity investments	288	43	273	29	40
Operating leases	329	185	163	224	168
All other	581	610	264	536	476

Total	$9,945	10,301	11,196	10,782	10,743

(1)	2009 categories have been revised to conform to current presentation.
FIVE QUARTER NONINTEREST EXPENSE

	Quarter ended
	June 30,	Mar. 31,	Dec. 31,	Sept. 30,	June 30,
(in millions)	2010	2010	2009	2009	2009

Salaries	$3,564	3,314	3,505	3,428	3,438
Commission and incentive compensation	2,225	1,992	2,086	2,051	2,060
Employee benefits	1,063	1,322	1,144	1,034	1,227
Equipment	588	678	681	563	575
Net occupancy	742	796	770	778	783
Core deposit and other intangibles	553	549	642	642	646
FDIC and other deposit assessments	295	301	302	228	981
Outside professional services	572	484	632	489	451
Contract services	384	347	362	254	256
Foreclosed assets	333	386	393	243	187
Outside data processing	276	272	282	251	282
Postage, stationery and supplies	230	242	232	211	240
Operating losses	627	208	427	117	159
Insurance	164	148	111	208	259
Telecommunications	156	143	146	142	164
Travel and entertainment	196	171	188	151	131
Advertising and promotion	156	112	176	160	111
Operating leases	27	37	44	52	61
All other	595	615	698	682	686

Total	$12,746	12,117	12,821	11,684	12,697

Wells Fargo & Company and Subsidiaries
CONSOLIDATED BALANCE SHEET

	June 30,	Dec. 31,
(in millions, except shares)	2010	2009	% Change

Assets
Cash and due from banks	$17,571	27,080	(35)%
Federal funds sold, securities purchased under resale agreements and other short-term investments	73,898	40,885	81
Trading assets	47,132	43,039	10
Securities available for sale	157,927	172,710	(9)
Mortgages held for sale (includes $34,877 and $36,962 carried at fair value)	38,581	39,094	(1)
Loans held for sale (includes $238 and $149 carried at fair value)	3,999	5,733	(30)

Loans (includes $367 carried at fair value at June 30, 2010)	766,265	782,770	(2)
Allowance for loan losses	(24,584)	(24,516)	—

Net loans	741,681	758,254	(2)

Mortgage servicing rights:
Measured at fair value (residential MSRs)	13,251	16,004	(17)
Amortized	1,037	1,119	(7)
Premises and equipment, net	10,508	10,736	(2)
Goodwill	24,820	24,812	—
Other assets	95,457	104,180	(8)

Total assets (1)	$1,225,862	1,243,646	(1)

Liabilities
Noninterest-bearing deposits	$175,015	181,356	(3)
Interest-bearing deposits	640,608	642,662	—

Total deposits	815,623	824,018	(1)
Short-term borrowings	45,187	38,966	16
Accrued expenses and other liabilities	58,582	62,442	(6)
Long-term debt (includes $361 carried at fair value at June 30, 2010)	185,072	203,861	(9)

Total liabilities (2)	1,104,464	1,129,287	(2)

Equity
Wells Fargo stockholders’ equity:
Preferred stock	8,980	8,485	6
Common stock — $1-2/3 par value, authorized 9,000,000,000 shares; issued 5,245,971,422 shares and 5,245,971,422 shares	8,743	8,743	—
Additional paid-in capital	52,687	52,878	—
Retained earnings	46,126	41,563	11
Cumulative other comprehensive income	4,844	3,009	61
Treasury stock - 14,575,741 shares and 67,346,829 shares	(631)	(2,450)	(74)
Unearned ESOP shares	(977)	(442)	121

Total Wells Fargo stockholders’ equity	119,772	111,786	7
Noncontrolling interests	1,626	2,573	(37)

Total equity	121,398	114,359	6

Total liabilities and equity	$1,225,862	1,243,646	(1)

(1)	Our consolidated assets at June 30, 2010, include the following assets of certain variable interest entities (VIEs) that can only be used to settle the liabilities of those VIEs: Cash and due from banks, $379 million; Trading assets, $93 million; Securities available for sale, $2.6 billion; Net loans, $20.5 billion; Other assets, $2.4 billion, and Total assets, $26.0 billion.

(2)	Our consolidated liabilities at June 30, 2010, include the following VIE liabilities for which the VIE creditors do not have recourse to Wells Fargo: Short-term borrowings, $346 million; Accrued expenses and other liabilities, $771 million; Long-term debt, $10.3 billion; and Total liabilities, $11.4 billion.

Wells Fargo & Company and Subsidiaries
FIVE QUARTER CONSOLIDATED BALANCE SHEET

	June 30,	Mar. 31,	Dec. 31,	Sept. 30,	June 30,
(in millions)	2010	2010	2009	2009	2009

Assets
Cash and due from banks	$17,571	16,301	27,080	17,233	20,632
Federal funds sold, securities purchased under resale agreements and other short-term investments	73,898	54,192	40,885	17,491	15,976
Trading assets	47,132	47,028	43,039	43,198	40,110
Securities available for sale	157,927	162,487	172,710	183,814	206,795
Mortgages held for sale	38,581	34,737	39,094	35,538	41,991
Loans held for sale	3,999	5,140	5,733	5,846	5,413

Loans	766,265	781,430	782,770	799,952	821,614
Allowance for loan losses	(24,584)	(25,123)	(24,516)	(24,028)	(23,035)

Net loans	741,681	756,307	758,254	775,924	798,579

Mortgage servicing rights:
Measured at fair value (residential MSRs)	13,251	15,544	16,004	14,500	15,690
Amortized	1,037	1,069	1,119	1,162	1,205
Premises and equipment, net	10,508	10,405	10,736	11,040	11,151
Goodwill	24,820	24,819	24,812	24,052	24,619
Other assets	95,457	95,601	104,180	98,827	102,015

Total assets	$1,225,862	1,223,630	1,243,646	1,228,625	1,284,176

Liabilities
Noninterest-bearing deposits	$175,015	170,518	181,356	165,260	173,149
Interest-bearing deposits	640,608	634,375	642,662	631,488	640,586

Total deposits	815,623	804,893	824,018	796,748	813,735
Short-term borrowings	45,187	46,333	38,966	30,800	55,483
Accrued expenses and other liabilities	58,582	54,371	62,442	57,861	64,160
Long-term debt	185,072	199,879	203,861	214,292	229,416

Total liabilities	1,104,464	1,105,476	1,129,287	1,099,701	1,162,794

Equity
Wells Fargo stockholders’ equity:
Preferred stock	8,980	9,276	8,485	31,589	31,497
Common stock	8,743	8,743	8,743	7,927	7,927
Additional paid-in capital	52,687	53,156	52,878	40,343	40,270
Retained earnings	46,126	43,636	41,563	41,485	39,165
Cumulative other comprehensive income (loss)	4,844	4,087	3,009	4,088	(590)
Treasury stock	(631)	(1,460)	(2,450)	(2,771)	(3,126)
Unearned ESOP shares	(977)	(1,296)	(442)	(511)	(520)

Total Wells Fargo stockholders’ equity	119,772	116,142	111,786	122,150	114,623
Noncontrolling interests	1,626	2,012	2,573	6,774	6,759

Total equity	121,398	118,154	114,359	128,924	121,382

Total liabilities and equity	$1,225,862	1,223,630	1,243,646	1,228,625	1,284,176

Wells Fargo & Company and Subsidiaries
FIVE QUARTER AVERAGE BALANCES

	Quarter ended
	June 30,	Mar. 31,	Dec. 31,	Sept. 30,	June 30,
(in millions)	2010	2010	2009	2009	2009

Earning assets
Federal funds sold, securities purchased under resale agreements and other short-term investments	$67,712	40,833	46,031	16,356	20,889
Trading assets	28,760	27,911	23,179	20,518	18,464
Debt securities available for sale:
Securities of U.S. Treasury and federal agencies	2,094	2,278	2,381	2,545	2,102
Securities of U.S. states and political subdivisions	16,192	13,696	13,574	12,818	12,189
Mortgage-backed securities:
Federal agencies	72,876	79,730	85,063	94,457	92,550
Residential and commercial	33,197	32,768	43,243	43,214	41,257

Total mortgage-backed securities	106,073	112,498	128,306	137,671	133,807
Other debt securities (1)	33,270	32,346	33,710	33,294	30,901

Total debt securities available for sale (1)	157,629	160,818	177,971	186,328	178,999
Mortgages held for sale (2)	32,196	31,368	34,750	40,604	43,177
Loans held for sale (2)	4,386	6,406	5,104	4,975	7,188
Loans:
Commercial and commercial real estate:
Commercial	147,965	156,466	164,050	175,642	187,501
Real estate mortgage	97,731	97,967	97,296	95,612	96,131
Real estate construction	33,060	35,852	38,364	40,487	42,023
Lease financing	13,622	14,008	14,107	14,360	14,750

Total commercial and commercial real estate	292,378	304,293	313,817	326,101	340,405

Consumer:
Real estate 1-4 family first mortgage	237,500	245,024	232,273	235,051	240,798
Real estate 1-4 family junior lien mortgage	102,678	105,640	103,584	105,779	108,422
Credit card	22,239	23,345	23,717	23,448	22,963
Other revolving credit and installment	88,617	90,526	88,963	90,199	90,729

Total consumer	451,034	464,535	448,537	454,477	462,912

Foreign	29,048	28,561	30,086	29,613	30,628

Total loans (2)	772,460	797,389	792,440	810,191	833,945
Other	6,082	6,069	6,147	6,088	6,079

Total earning assets	$1,069,225	1,070,794	1,085,622	1,085,060	1,108,741

Funding sources
Deposits:
Interest-bearing checking	$61,212	62,021	61,229	59,467	79,955
Market rate and other savings	412,062	403,945	389,905	369,120	334,067
Savings certificates	89,773	94,763	109,306	129,698	152,444
Other time deposits	14,936	15,878	16,501	18,248	21,660
Deposits in foreign offices	57,461	55,434	59,870	56,820	49,885

Total interest-bearing deposits	635,444	632,041	636,811	633,353	638,011
Short-term borrowings	45,082	45,081	32,757	39,828	59,844
Long-term debt	195,440	209,008	210,707	222,580	235,590
Other liabilities	6,737	5,664	5,587	5,620	4,604

Total interest-bearing liabilities	882,703	891,794	885,862	901,381	938,049
Portion of noninterest-bearing funding sources	186,522	179,000	199,760	183,679	170,692

Total funding sources	$1,069,225	1,070,794	1,085,622	1,085,060	1,108,741

Noninterest-earning assets
Cash and due from banks	$17,415	18,049	19,216	18,084	19,340
Goodwill	24,820	24,816	24,093	24,435	24,261
Other	112,720	112,461	110,525	118,472	122,584

Total noninterest-earning assets	$154,955	155,326	153,834	160,991	166,185

Noninterest-bearing funding sources
Deposits	$176,908	172,039	179,204	172,588	174,529
Other liabilities	43,713	44,739	45,058	47,646	49,570
Total equity	120,856	117,548	129,332	124,436	112,778
Noninterest-bearing funding sources used to fund earning assets	(186,522)	(179,000)	(199,760)	(183,679)	(170,692)

Net noninterest-bearing funding sources	$154,955	155,326	153,834	160,991	166,185

Total assets	$1,224,180	1,226,120	1,239,456	1,246,051	1,274,926

(1)	Includes certain preferred securities.

(2)	Nonaccrual loans are included in their respective loan categories.

Wells Fargo & Company and Subsidiaries
FIVE QUARTER LOANS

	June 30,	Mar. 31,	Dec. 31,	Sept. 30,	June 30,
(in millions)	2010	2010	2009	2009	2009

Commercial and commercial real estate:
Commercial	$146,084	150,587	158,352	169,610	182,037
Real estate mortgage (1)	99,626	97,846	97,527	95,787	95,611
Real estate construction (1)	30,879	34,505	36,978	39,374	41,281
Lease financing	13,492	13,887	14,210	14,115	14,555

Total commercial and commercial real estate	290,081	296,825	307,067	318,886	333,484

Consumer:
Real estate 1-4 family first mortgage	233,812	240,528	229,536	232,622	237,289
Real estate 1-4 family junior lien mortgage	101,327	103,800	103,708	104,538	107,024
Credit card	22,086	22,525	24,003	23,597	23,069
Other revolving credit and installment	88,485	89,463	89,058	90,027	90,654

Total consumer	445,710	456,316	446,305	450,784	458,036

Foreign	30,474	28,289	29,398	30,282	30,094

Total loans (net of unearned income) (2)	$766,265	781,430	782,770	799,952	821,614

(1)	Effective June 30, 2010, real estate construction outstanding balances and all other related data include certain commercial real estate secured loans acquired from Wachovia previously classified as real estate mortgage. Prior periods have been revised to conform with the current presentation.

(2)	Includes $46.5 billion, $49.5 billion, $51.7 billion, $54.3 billion and $55.2 billion of purchased credit-impaired (PCI) loans at June 30, and March 31, 2010, and December 31, September 30, and June 30, 2009, respectively. See table on page 31 for detail of PCI loans.
FIVE QUARTER NONACCRUAL LOANS AND OTHER NONPERFORMING ASSETS

	June 30,	Mar. 31,	Dec. 31,	Sept. 30,	June 30,
(in millions)	2010	2010	2009	2009	2009

Nonaccrual loans:
Commercial and commercial real estate:
Commercial	$3,843	4,273	4,397	4,540	2,910
Real estate mortgage	4,689	4,345	3,696	2,614	2,198
Real estate construction	3,429	3,327	3,313	2,953	2,355
Lease financing	163	185	171	157	130

Total commercial and commercial real estate	12,124	12,130	11,577	10,264	7,593

Consumer:
Real estate 1-4 family first mortgage	12,865	12,347	10,100	8,132	6,000
Real estate 1-4 family junior lien mortgage	2,391	2,355	2,263	1,985	1,652
Other revolving credit and installment	316	334	332	344	327

Total consumer	15,572	15,036	12,695	10,461	7,979

Foreign	115	135	146	144	226

Total nonaccrual loans (1)(2)	27,811	27,301	24,418	20,869	15,798

As a percentage of total loans	3.63%	3.49	3.12	2.61	1.92
Foreclosed assets:
GNMA loans (3)	$1,344	1,111	960	840	932
Other	3,650	2,970	2,199	1,687	1,592
Real estate and other nonaccrual investments (4)	131	118	62	55	20

Total nonaccrual loans and other nonperforming assets	$32,936	31,500	27,639	23,451	18,342

As a percentage of total loans	4.30%	4.03	3.53	2.93	2.23

(1)	Includes nonaccrual mortgages held for sale and loans held for sale in their respective loan categories.

(2)	Excludes loans acquired from Wachovia that are accounted for as PCI loans because they continue to earn interest income from accretable yield, independent of performance in accordance with their contractual terms.

(3)	Consistent with regulatory reporting requirements, foreclosed real estate securing Government National Mortgage Association (GNMA) loans is classified as nonperforming. Both principal and interest for GNMA loans secured by the foreclosed real estate are collectible because the GNMA loans are insured by the Federal Housing Administration or guaranteed by the Department of Veterans Affairs.

(4)	Includes real estate investments (contingent interest loans accounted for as investments) that would be classified as nonaccrual if these assets were recorded as loans, and nonaccrual debt securities.

Wells Fargo & Company and Subsidiaries
LOANS 90 DAYS OR MORE PAST DUE AND STILL ACCRUING (EXCLUDING INSURED/GUARANTEED
GNMA AND SIMILAR LOANS) (1)

	June 30,	Mar. 31,	Dec. 31,	Sept. 30,	June 30,
(in millions)	2010	2010	2009	2009	2009

Commercial and commercial real estate:
Commercial	$540	561	590	458	415
Real estate mortgage	654	947	1,014	646	575
Real estate construction	471	787	909	977	987

Total commercial and commercial real estate	1,665	2,295	2,513	2,081	1,977

Consumer:
Real estate 1-4 family first mortgage (2)	1,049	1,281	1,623	1,552	1,497
Real estate 1-4 family junior lien mortgage	352	414	515	484	660
Credit card	610	719	795	683	680
Other revolving credit and installment	1,300	1,219	1,333	1,138	1,160

Total consumer	3,311	3,633	4,266	3,857	3,997

Foreign	21	29	73	76	32

Total	$4,997	5,957	6,852	6,014	6,006

(1)	The carrying value of purchased credit-impaired (PCI) loans contractually 90 days or more past due was $15.1 billion, $16.8 billion, $16.1 billion, $15.3 billion and $14.5 billion at June 30 and March 31, 2010, and December 31, September 30, and June 30, 2009, respectively. These amounts are excluded from the above table as PCI loan accretable yield interest recognition is independent from the underlying contractual loan delinquency status. See table on page 31 for detail of PCI loans.

(2)	Includes mortgage loans held for sale 90 days or more past due and still accruing.

Wells Fargo & Company and Subsidiaries
PURCHASED CREDIT-IMPAIRED (PCI) LOANS
At the time of acquisition, certain loans acquired from Wachovia had evidence of credit deterioration since origination and it was considered probable that we would not collect all contractually required principal and interest payments (referred to as “purchased credit-impaired” (PCI) loans). Such loans are accounted for under ASC 310-30, Receivables (American Institute of Certified Public Accountants Statement of Position 03-3, Accounting for Certain Loans or Debt Securities Acquired in a Transfer). These accounting provisions require that acquired loans be recorded at fair value at the acquisition date and prohibits carryover of the related allowance for loan losses. The difference between contractually required payments and cash flows expected to be collected is referred to as the nonaccretable difference and is used to absorb losses on PCI loans. We perform quarterly evaluations of cash flows and the loss content of our PCI loans. These evaluations may cause a reduction in the nonaccretable difference for lower loss estimates or an increase to our allowance for credit losses for increases in our loss estimates. The difference between the cash flows expected to be collected and the fair value is referred to as the accretable yield and is accreted into interest income over the estimated life of the PCI loans using the effective yield method. See the “Changes in Nonaccretable Difference for PCI Loans” and “Changes in Accretable Yield Related to PCI Loans” for more discussion about the nonaccretable difference and accretable yield.
At the time of acquisition, consumer PCI loans were aggregated and accounted for in discreet pools while commercial PCI loans were generally accounted for on an individual loan basis. From time to time individual loans are resolved by payment in full, foreclosure and liquidation of the underlying collateral or sale of the loan. For consumer PCI loans accounted for in pools, resolved loans are removed from the pool at the resolution amount received. The pool accretable yield is adjusted each quarter, as appropriate, for any material change in remaining effective yield caused by resolution removals and by other quarterly cash flow evaluation changes applicable to the pool. For resolved commercial PCI loans, the resolution income (the amount of nonaccretable difference not required to offset loss content) is recorded immediately as interest income if the loan is resolved directly with the borrower. Alternatively, resolution income is recorded immediately as noninterest income if the commercial PCI loan is resolved by sale to third parties. See the “Changes in Nonaccretable Difference for PCI Loans” for more discussion about the accounting for resolutions.
Because PCI loans were written down in purchase accounting to an amount estimated to be collectible, such loans are not classified as nonaccrual even though they may be contractually past due. Also, losses on such loans are charged against the nonaccretable difference established in purchase accounting and, as such, are not reported as charge-offs.
As a result of the application of ASC 310-30 to credit-impaired Wachovia loans, certain consolidated ratios cannot be used to compare a portfolio that includes PCI loans against one that does not, or to compare ratios across quarters or years. The ratios particularly affected include the allowance for loan losses and allowance for credit losses as percentages of loans, of nonaccrual loans and of nonperforming assets; nonaccrual loans and nonperforming assets as a percentage of total loans; and net charge-offs as a percentage of loans.

	June 30, 2010			December 31, 2009
		All			All
	PCI	other		PCI	other
(in millions)	loans	loans	Total	loans	loans	Total

Commercial and commercial real estate:
Commercial	$1,113	144,971	146,084	1,911	156,441	158,352
Real estate mortgage	3,487	96,139	99,626	4,137	93,390	97,527
Real estate construction	4,194	26,685	30,879	5,207	31,771	36,978
Lease financing	—	13,492	13,492	—	14,210	14,210

Total commercial and commercial real estate	8,794	281,287	290,081	11,255	295,812	307,067

Consumer:
Real estate 1-4 family first mortgage	35,972	197,840	233,812	38,386	191,150	229,536
Real estate 1-4 family junior lien mortgage	290	101,037	101,327	331	103,377	103,708
Credit card	—	22,086	22,086	—	24,003	24,003
Other revolving credit and installment	—	88,485	88,485	—	89,058	89,058

Total consumer	36,262	409,448	445,710	38,717	407,588	446,305

Foreign	1,457	29,017	30,474	1,733	27,665	29,398

Total loans	$46,513	719,752	766,265	51,705	731,065	782,770

Wells Fargo & Company and Subsidiaries
CHANGES IN NONACCRETABLE DIFFERENCE FOR PCI LOANS
The nonaccretable difference was established in purchase accounting for PCI loans to absorb losses expected at that time on those loans. Amounts absorbed by the nonaccretable difference do not affect the income statement or the allowance for credit losses. The following table provides an analysis of changes in the nonaccretable difference related to principal that is not expected to be collected. Substantially all of our commercial, CRE and foreign PCI loans are accounted for as individual loans. Conversely, Pick-a-Pay and other consumer PCI loans have been aggregated into several pools based on common risk characteristics. Each pool is accounted for as a single asset with a single composite interest rate and an aggregate expectation of cash flows. Resolutions of loans may include sales of loans to third parties, receipt of payments in full or in part from the borrower, or foreclosure and liquidation of the collateral. Our policy is to remove an individual loan from a pool based on comparing the amount received from its resolution with its contractual amount. Any difference between these amounts is absorbed by the nonaccretable difference. This removal method assumes that the amount received from resolution approximates original pool performance expectations at the time of acquisition. The remaining accretable yield balance is unaffected and any material change in remaining effective yield caused by this removal method is addressed by our quarterly cash flow evaluation process for each pool. For loans in pools that are resolved by payment in full, there is no release of the nonaccretable difference since there is no difference between the amount received at resolution and the contractual amount of the loan.

	Commercial,
	CRE and		Other
(in millions)	foreign	Pick-a-Pay	consumer	Total

Balance at December 31, 2008	$10,410	26,485	4,069	40,964

Release of nonaccretable difference due to:
Loans resolved by settlement with borrower (1)	(330)	-	-	(330)
Loans resolved by sales to third parties (2)	(86)	-	(85)	(171)
Reclassification to accretable yield for loans with improving cash flows (3)	(138)	(27)	(276)	(441)
Use of nonaccretable difference due to:
Losses from loan resolutions and write-downs (4)	(4,853)	(10,218)	(2,086)	(17,157)

Balance at December 31, 2009	5,003	16,240	1,622	22,865

Release of nonaccretable difference due to:
Loans resolved by settlement with borrower (1)	(586)	-	-	(586)
Loans resolved by sales to third parties (2)	(102)	-	-	(102)
Reclassification to accretable yield for loans with improving cash flows (3)	(169)	(2,356)	(70)	(2,595)
Use of nonaccretable difference due to:
Losses from loan resolutions and write-downs (4)	(1,223)	(1,892)	(263)	(3,378)

Balance at June 30, 2010	$2,923	11,992	1,289	16,204

Balance at March 31, 2010	$4,001	14,514	1,412	19,927

Release of nonaccretable difference due to:
Loans resolved by settlement with borrower (1)	(440)	-	-	(440)
Loans resolved by sales to third parties (2)	(66)	-	-	(66)
Reclassification to accretable yield for loans with improving cash flows (3)	(77)	(1,807)	(43)	(1,927)
Use of nonaccretable difference due to:
Losses from loan resolutions and write-downs (4)	(495)	(715)	(80)	(1,290)

Balance at June 30, 2010	$2,923	11,992	1,289	16,204

(1)	Release of the nonaccretable difference for settlement with borrower, on individually accounted PCI loans, increases interest income in the period of settlement. Pick-a-Pay and Other consumer PCI loans do not reflect nonaccretable difference releases due to pool accounting for those loans, which assumes that the amount received approximates the original pool performance expectations at the time of acquisition.

(2)	Release of the nonaccretable difference as a result of sales to third parties increases noninterest income in the period of the sale.

(3)	Reclassification of nonaccretable difference for increased cash flow estimates to the accretable yield will result in increasing income and thus the rate of return realized. Amounts reclassified to accretable yield are expected to be probable of realization.

(4)	Write-downs to net realizable value of PCI loans are charged to the nonaccretable difference when severe delinquency (normally 180 days) or other indications of severe borrower financial stress exist that indicate there will be a loss of contractually due amounts upon final resolution of the loan.

Wells Fargo & Company and Subsidiaries
CHANGES IN ACCRETABLE YIELD RELATED TO PCI LOANS
The excess of cash flows expected to be collected over the initial fair value of PCI loans is referred to as the accretable yield and is accreted into interest income over the estimated life of the PCI loans using the effective yield method. The accretable yield and resulting effective yield will change due to:
1)	estimate of the remaining life of PCI loans which may change the amount of future interest income, and possibly principal, expected to be collected;

2)	estimate of the amount of contractually required principal and interest payments over the estimated life that will not be collected (the nonaccretable difference); and

3)	indices for PCI loans with variable rates of interest and/or the changes in the estimated timing of cash receipts.
For PCI loans, the impact of loan modifications is included in the evaluation of expected cash flows for subsequent decreases or increases of cash flows. For variable rate PCI loans, expected future cash flows will be recalculated as the rates adjust over the lives of the loans. At acquisition, the expected future cash flows were based on the variable rates that were in effect at that time. The change in the accretable yield related to PCI loans is presented in the following table.

(in millions)

Total, December 31, 2008 (refined)	$10,447
Accretion	(2,606)
Reclassification from nonaccretable difference for loans with improving cash flows	441
Changes in expected cash flows that do not affect nonaccretable difference (1)	6,277

Total, December 31, 2009	14,559
Accretion	(1,329)
Reclassification from nonaccretable difference for loans with improving cash flows	2,595
Changes in expected cash flows that do not affect nonaccretable difference (1)	(740)

Total, June 30, 2010	$15,085

Total, March 31, 2010	$15,803
Accretion	(643)
Reclassification from nonaccretable difference for loans with improving cash flows	1,927
Changes in expected cash flows that do not affect nonaccretable difference (1)	(2,002)

Total, June 30, 2010	$15,085

(1)	Represents changes in interest cash flows due to the impact of modifications incorporated into the quarterly assessment of expected future cash flows and/or changes in interest rates on variable rate PCI loans.
CHANGES IN ALLOWANCE FOR PCI LOAN LOSSES
When it is estimated that the expected cash flows have decreased subsequent to acquisition for a PCI loan or pool of loans, an allowance is established and a provision for additional loss is recorded as a charge to income. The following table summarizes the changes in allowance for PCI loan losses.

	Commercial,
	CRE and		Other
(in millions)	foreign	Pick-a-Pay	consumer	Total

Balance at December 31, 2008	$—	—	—	—
Provision for losses due to credit deterioration	850	—	3	853
Charge-offs	(520)	—	—	(520)

Balance at December 31, 2009	330	—	3	333
Provision for losses due to credit deterioration	376	—	26	402
Charge-offs	(500)	—	(10)	(510)

Balance at June 30, 2010	$206	—	19	225

Balance at March 31, 2010	$231	—	16	247
Provision for losses due to credit deterioration	224	—	13	237
Charge-offs	(249)	—	(10)	(259)

Balance at June 30, 2010	$206	—	19	225

Wells Fargo & Company and Subsidiaries
PICK-A-PAY PORTFOLIO (1)

	PCI loans				All other loans
				Ratio of
				carrying
	Unpaid	Current		value to	Unpaid	Current
	principal	LTV	Carrying	current	principal	LTV	Carrying
(in millions)	balance	ratio (2)	value (3)	value	balance	ratio (2)	value (3)

June 30, 2010

California	$34,458	137%	$23,505	93%	$22,653	90%	$22,283
Florida	5,375	146	3,098	84	4,817	109	4,621
New Jersey	1,590	100	1,241	77	2,747	81	2,729
Texas	412	80	366	71	1,842	65	1,846
Washington	601	101	519	86	1,380	84	1,366
Other states	8,582	117	6,170	83	12,654	88	12,464

Total Pick-a-Pay loans	$51,018		$34,899		$46,093		$45,309

December 31, 2009

California	$37,341	141%	$25,022	94%	$23,795	93%	$23,626
Florida	5,751	139	3,199	77	5,046	104	4,942
New Jersey	1,646	101	1,269	77	2,914	82	2,912
Texas	442	82	399	74	1,967	66	1,973
Washington	633	103	543	88	1,439	84	1,435
Other states	9,283	116	6,597	82	13,401	87	13,321

Total Pick-a-Pay loans	$55,096		$37,029		$48,562		$48,209

(1)	The individual states shown in this table represent the top five states based on the total net carrying value of the Pick-a-Pay loans at the beginning of 2010. The December 31, 2009, table has been revised to conform to the 2010 presentation of top five states.

(2)	The current loan-to-value (LTV) ratio is calculated as the unpaid principal balance plus the unpaid principal balance of any equity lines of credit that share common collateral divided by the collateral value. Collateral values are generally determined using automated valuation models (AVM) and are updated quarterly. AVMs are computer-based tools used to estimate market values of homes based on processing large volumes of market data including market comparables and price trends for local market areas.

(3)	Carrying value, which does not reflect the allowance for loan losses, includes purchase accounting adjustments, which, for PCI loans, are the nonaccretable difference and the accretable yield, and for all other loans, an adjustment to mark the loans to a market yield at date of merger less any subsequent charge-offs.

Wells Fargo & Company and Subsidiaries
HOME EQUITY PORTFOLIOS (1)

			% of loans
			two payments		Loss rate (annualized)
	Outstanding balances		or more past due		Quarter ended
	June 30,	Dec. 31,	June 30,	Dec. 31,	June 30,	Dec. 31,
(in millions)	2010	2009	2010	2009	2010	2009

Core portfolio (2)
California	$28,819	30,264	3.67%	4.12	4.70	6.12
Florida	12,616	12,038	4.95	5.48	6.02	6.98
New Jersey	8,416	8,379	2.45	2.50	1.84	1.51
Virginia	5,802	5,855	1.86	1.91	2.00	1.13
Pennsylvania	5,240	5,051	1.86	2.03	1.22	1.81
Other	54,439	53,811	2.73	2.85	2.96	3.04

Total	115,332	115,398	3.11	3.35	3.54	3.90

Liquidating portfolio
California	2,860	3,205	7.50	8.78	15.36	17.94
Florida	366	408	8.40	9.45	14.84	19.53
Arizona	169	193	8.78	10.46	22.31	19.29
Texas	141	154	2.24	1.94	2.57	2.40
Minnesota	100	108	5.70	4.15	7.59	7.53
Other	4,003	4,361	4.35	5.06	7.22	7.33

Total	7,639	8,429	5.80	6.74	10.90	12.16

Total core and liquidating portfolios	$122,971	123,827	3.28	3.58	4.00	4.48

(1)	Consists of real estate 1-4 family junior lien mortgages and lines of credit secured by real estate from all groups, excluding PCI loans.

(2)	Includes equity lines of credit and closed-end second liens associated with the Pick-a-Pay portfolio totaling $1.7 billion at June 30, 2010, and $1.8 billion at December 31, 2009.

Wells Fargo & Company and Subsidiaries
CHANGES IN ALLOWANCE FOR CREDIT LOSSES

	Quarter ended June 30,		Six months ended June 30,
(in millions)	2010	2009	2010	2009

Balance, beginning of period	$25,656	22,846	25,031	21,711

Provision for credit losses	3,989	5,086	9,319	9,644
Adjustment for passage of time on certain impaired loans (1)	(62)	—	(136)	—
Loan charge-offs:
Commercial and commercial real estate:
Commercial	(810)	(755)	(1,577)	(1,351)
Real estate mortgage	(364)	(125)	(645)	(154)
Real estate construction	(289)	(263)	(694)	(370)
Lease financing	(31)	(65)	(65)	(85)

Total commercial and commercial real estate	(1,494)	(1,208)	(2,981)	(1,960)

Consumer:
Real estate 1-4 family first mortgage	(1,140)	(790)	(2,537)	(1,214)
Real estate 1-4 family junior lien mortgage	(1,239)	(1,215)	(2,735)	(2,088)
Credit card	(639)	(712)	(1,335)	(1,334)
Other revolving credit and installment	(542)	(802)	(1,292)	(1,702)

Total consumer	(3,560)	(3,519)	(7,899)	(6,338)

Foreign	(52)	(56)	(99)	(110)

Total loan charge-offs	(5,106)	(4,783)	(10,979)	(8,408)

Loan recoveries:
Commercial and commercial real estate:
Commercial	121	51	238	91
Real estate mortgage	4	6	14	16
Real estate construction	51	4	62	6
Lease financing	4	4	9	7

Total commercial and commercial real estate	180	65	323	120

Consumer:
Real estate 1-4 family first mortgage	131	32	217	65
Real estate 1-4 family junior lien mortgage	55	44	102	70
Credit card	60	48	113	88
Other revolving credit and installment	181	198	384	402

Total consumer	427	322	816	625

Foreign	10	10	21	19

Total loan recoveries	617	397	1,160	764

Net loan charge-offs (2)	(4,489)	(4,386)	(9,819)	(7,644)

Allowances related to business combinations/other (3)	(9)	(16)	690	(181)

Balance, end of period	$25,085	23,530	25,085	23,530

Components:
Allowance for loan losses	$24,584	23,035	24,584	23,035
Reserve for unfunded credit commitments	501	495	501	495

Allowance for credit losses	$25,085	23,530	25,085	23,530

Net loan charge-offs (annualized) as a percentage of average total loans (2)	2.33%	2.11	2.52	1.82
Allowance for loan losses as a percentage of total loans (4)	3.21	2.80	3.21	2.80
Allowance for credit losses as a percentage of total loans (4)	3.27	2.86	3.27	2.86

(1)	Certain impaired loans have a valuation allowance determined by discounting expected cash flows at the respective loan’s effective interest rate. Accordingly, the valuation allowance for these impaired loans reduces with the passage of time and that reduction is recognized as interest income.

(2)	For PCI loans, charge-offs are only recorded to the extent that losses exceed the purchase accounting estimates.

(3)	Includes $693 million related to the adoption of consolidation accounting guidance on January 1, 2010.

(4)	The allowance for credit losses includes $225 million and $49 million at June 30, 2010 and 2009, respectively, related to PCI loans acquired from Wachovia. Loans acquired from Wachovia are included in total loans net of related purchase accounting net write-downs.

Wells Fargo & Company and Subsidiaries
FIVE QUARTER CHANGES IN ALLOWANCE FOR CREDIT LOSSES

	Quarter ended
	June 30,	Mar. 31,	Dec. 31,	Sept. 30,	June 30,
(in millions)	2010	2010	2009	2009	2009

Balance, beginning of quarter	$25,656	25,031	24,528	23,530	22,846

Provision for credit losses	3,989	5,330	5,913	6,111	5,086
Adjustment for passage of time on certain impaired loans (1)	(62)	(74)	-	-	-
Loan charge-offs:
Commercial and commercial real estate:
Commercial	(810)	(767)	(1,028)	(986)	(755)
Real estate mortgage	(364)	(281)	(326)	(190)	(125)
Real estate construction	(289)	(405)	(414)	(279)	(263)
Lease financing	(31)	(34)	(56)	(88)	(65)

Total commercial and commercial real estate	(1,494)	(1,487)	(1,824)	(1,543)	(1,208)

Consumer:
Real estate 1-4 family first mortgage	(1,140)	(1,397)	(1,089)	(1,015)	(790)
Real estate 1-4 family junior lien mortgage	(1,239)	(1,496)	(1,384)	(1,340)	(1,215)
Credit card	(639)	(696)	(683)	(691)	(712)
Other revolving credit and installment	(542)	(750)	(861)	(860)	(802)

Total consumer	(3,560)	(4,339)	(4,017)	(3,906)	(3,519)

Foreign	(52)	(47)	(56)	(71)	(56)

Total loan charge-offs	(5,106)	(5,873)	(5,897)	(5,520)	(4,783)

Loan recoveries:
Commercial and commercial real estate:
Commercial	121	117	101	62	51
Real estate mortgage	4	10	11	6	6
Real estate construction	51	11	5	5	4
Lease financing	4	5	7	6	4

Total commercial and commercial real estate	180	143	124	79	65

Consumer:
Real estate 1-4 family first mortgage	131	86	71	49	32
Real estate 1-4 family junior lien mortgage	55	47	55	49	44
Credit card	60	53	49	43	48
Other revolving credit and installment	181	203	175	178	198

Total consumer	427	389	350	319	322

Foreign	10	11	10	11	10

Total loan recoveries	617	543	484	409	397

Net loan charge-offs	(4,489)	(5,330)	(5,413)	(5,111)	(4,386)

Allowances related to business combinations/other	(9)	699	3	(2)	(16)

Balance, end of quarter	$25,085	25,656	25,031	24,528	23,530

Components:
Allowance for loan losses	$24,584	25,123	24,516	24,028	23,035
Reserve for unfunded credit commitments	501	533	515	500	495

Allowance for credit losses	$25,085	25,656	25,031	24,528	23,530

Net loan charge-offs (annualized) as a percentage of average total loans	2.33%	2.71	2.71	2.50	2.11
Allowance for loan losses as a percentage of:
Total loans	3.21	3.22	3.13	3.00	2.80
Nonaccrual loans	88	92	100	115	146
Nonaccrual loans and other nonperforming assets	75	80	89	102	126
Allowance for credit losses as a percentage of:
Total loans	3.27	3.28	3.20	3.07	2.86
Nonaccrual loans	90	94	103	118	149
Nonaccrual loans and other nonperforming assets	76	81	91	105	128

(1)	Certain impaired loans have a valuation allowance determined by discounting expected cash flows at the respective loan’s effective interest rate. Accordingly, the valuation allowance for these impaired loans reduces with the passage of time and that reduction is recognized as interest income.

Wells Fargo & Company and Subsidiaries
CONDENSED CONSOLIDATED STATEMENT OF CHANGES IN TOTAL EQUITY

	Six months ended June 30,
(in millions)	2010	2009

Balance, beginning of period (1)	$114,359	102,316
Cumulative effect from change in accounting for VIEs (2)	183	-
Wells Fargo net income	5,609	6,217
Wells Fargo other comprehensive income (loss), net of tax, related to:
Translation adjustments	(13)	35
Investment securities (3)	1,672	6,039
Derivative instruments and hedging activities	144	(300)
Defined benefit pension plans	32	558
Common stock issued	865	9,308
Common stock repurchased	(68)	(63)
Preferred stock released to ESOP	505	33
Common stock warrants repurchased	(540)	-
Common stock dividends	(520)	(1,657)
Preferred stock dividends, accretion and other	(359)	(1,060)
Noncontrolling interests and other, net	(471)	(44)

Balance, end of period	$121,398	121,382

(1)	The impact of adopting new accounting provisions for recording other-than-temporary impairment on debt securities as prescribed in ASC 320-10, Investments — Debt and Equity Securities (FASB Staff Position (FSP) FAS 115-2 and FAS 124-2, Recognition and Presentation of Other-Than-Temporary Impairments), was to increase the 2009 beginning balance of retained earnings and reduce the 2009 beginning balance of other comprehensive income by $85 million ($53 million after tax).

(2)	Effective January 1, 2010, we adopted changes in consolidation accounting pursuant to amendments by ASU 2009-17 to ASC 810 (FAS 167) and, accordingly, consolidated certain VIEs that were not included in our consolidated financial statements at December 31, 2009. We recorded a $183 million increase to beginning retained earnings as a cumulative effect adjustment.

(3)	On March 31, 2009, we early adopted new fair value measurement provisions contained in ASC 820-10, Fair Value Measurements and Disclosures (FSP FAS 157-4, Determining Fair Value When the Volume and Level of Activity for the Asset or Liability Have Significantly Decreased and Identifying Transactions That Are Not Orderly). This guidance addresses determining fair values for securities in circumstances where the market for such securities is illiquid and transactions involve distressed sales. In such circumstances, ASC 820-10 permits use of other inputs in estimating fair value that may include pricing models.

Wells Fargo & Company and Subsidiaries
TIER 1 COMMON EQUITY (1)

		Quarter ended
		June 30,	Mar. 31,
(in billions)		2010	2010

Total equity		$121.4	118.1
Less: Noncontrolling interests		(1.6)	(2.0)

Total Wells Fargo stockholders’ equity		119.8	116.1

Less: Preferred equity		(8.1)	(8.1)
Goodwill and intangible assets (other than MSRs)		(36.7)	(37.2)
Applicable deferred assets		5.0	5.2
MSRs over specified limitations		(1.5)	(1.5)
Cumulative other comprehensive income		(4.8)	(4.0)
Other		(0.3)	(0.3)

Tier 1 common equity	(A)	$73.4	70.2

Total risk-weighted assets (2)	(B)	$974.8	990.1

Tier 1 common equity to total risk-weighted assets	(A)/(B)	7.53%	7.09

(1)	Tier 1 common equity is a non-GAAP financial measure that is used by investors, analysts and bank regulatory agencies to assess the capital position of financial services companies. Tier 1 common equity includes total Wells Fargo stockholders’ equity, less preferred equity, goodwill and intangible assets (excluding MSRs), net of related deferred taxes, adjusted for specified Tier 1 regulatory capital limitations covering deferred taxes, MSRs, and cumulative other comprehensive income. Management reviews Tier 1 common equity along with other measures of capital as part of its financial analyses and has included this non-GAAP financial information, and the corresponding reconciliation to total equity, because of current interest in such information on the part of market participants.

(2)	Under the regulatory guidelines for risk-based capital, on-balance sheet assets and credit equivalent amounts of derivatives and off-balance sheet items are assigned to one of several broad risk categories according to the obligor or, if relevant, the guarantor or the nature of any collateral. The aggregate dollar amount in each risk category is then multiplied by the risk weight associated with that category. The resulting weighted values from each of the risk categories are aggregated for determining total risk-weighted assets. The Company’s June 30, 2010, preliminary risk-weighted assets reflect estimated on-balance sheet risk-weighted assets of $805.2 billion and derivative and off-balance sheet risk-weighted assets of $169.6 billion.

Wells Fargo & Company and Subsidiaries
OPERATING SEGMENT RESULTS (1)

	Community		Wholesale		Wealth, Brokerage				Consolidated
	Banking		Banking		and Retirement		Other (2)		Company
(income/expense in millions, average balances in billions)	2010	2009	2010	2009	2010	2009	2010	2009	2010	2009

Quarter ended June 30,
Net interest income (3)	$8,113	8,953	2,978	2,460	684	637	(326)	(286)	11,449	11,764
Provision for credit losses	3,357	4,303	626	738	81	111	(75)	(66)	3,989	5,086
Noninterest income	5,614	6,285	2,675	2,775	2,183	2,187	(527)	(504)	9,945	10,743
Noninterest expense	7,711	7,922	2,840	2,802	2,350	2,300	(155)	(327)	12,746	12,697

Income (loss) before income tax expense (benefit)	2,659	3,013	2,187	1,695	436	413	(623)	(397)	4,659	4,724
Income tax expense (benefit)	811	849	775	619	165	158	(237)	(151)	1,514	1,475

Net income (loss) before noncontrolling interests	1,848	2,164	1,412	1,076	271	255	(386)	(246)	3,145	3,249
Less: Net income (loss) from noncontrolling interests	82	73	—	7	1	(3)	—	—	83	77

Net income (loss)	$1,766	2,091	1,412	1,069	270	258	(386)	(246)	3,062	3,172

Average loans	$539.1	565.8	223.4	258.4	42.6	46.0	(32.6)	(36.3)	772.5	833.9
Average assets	778.4	824.0	362.4	377.7	141.0	127.0	(57.6)	(53.8)	1,224.2	1,274.9
Average core deposits	533.4	565.6	161.5	137.4	121.5	113.5	(54.6)	(50.8)	761.8	765.7

Six months ended June 30,
Net interest income (3)	$16,420	17,620	5,478	4,803	1,348	1,278	(650)	(561)	22,596	23,140
Provision for credit losses	7,887	8,323	1,425	1,281	144	134	(137)	(94)	9,319	9,644
Noninterest income	11,369	12,012	5,500	5,325	4,429	4,065	(1,052)	(1,018)	20,246	20,384
Noninterest expense	14,941	15,332	5,500	5,335	4,740	4,535	(318)	(687)	24,863	24,515

Income (loss) before income tax expense (benefit)	4,961	5,977	4,053	3,512	893	674	(1,247)	(798)	8,660	9,365
Income tax expense (benefit)	1,610	1,806	1,441	1,260	338	265	(474)	(304)	2,915	3,027

Net income (loss) before noncontrolling interests	3,351	4,171	2,612	2,252	555	409	(773)	(494)	5,745	6,338
Less: Net income (loss) from noncontrolling interests	130	134	3	12	3	(25)	—	—	136	121

Net income (loss)	$3,221	4,037	2,609	2,240	552	434	(773)	(494)	5,609	6,217

Average loans	$547.1	566.8	227.8	268.3	43.2	46.3	(33.2)	(36.7)	784.9	844.7
Average assets	781.6	817.4	361.9	393.1	139.4	122.1	(57.8)	(50.3)	1,225.1	1,282.3
Average core deposits	532.8	560.3	161.2	138.5	121.3	108.2	(54.8)	(47.2)	760.5	759.8

(1)	The management accounting process measures the performance of the operating segments based on our management structure and is not necessarily comparable with other similar information for other financial services companies. We define our operating segments by product type and customer segment.

(2)	Includes Wachovia integration expenses and the elimination of items that are included in both Community Banking and Wealth, Brokerage and Retirement, largely representing wealth management customers serviced and products sold in the stores.

(3)	Net interest income is the difference between interest earned on assets and the cost of liabilities to fund those assets. Interest earned includes actual interest earned on segment assets and, if the segment has excess liabilities, interest credits for providing funding to other segments. The cost of liabilities includes interest expense on segment liabilities and, if the segment does not have enough liabilities to fund its assets, a funding charge based on the cost of excess liabilities from another segment.

Wells Fargo & Company and Subsidiaries
FIVE QUARTER OPERATING SEGMENT RESULTS (1)

					Quarter ended
	June 30,	Mar. 31,	Dec. 31,	Sept. 30,	June 30,
(income/expense in millions, average balances in billions)	2010	2010	2009	2009	2009

COMMUNITY BANKING
Net interest income (2)	$8,113	8,307	8,537	8,841	8,953
Provision for credit losses	3,357	4,530	4,952	4,635	4,303
Noninterest income	5,614	5,755	7,043	6,709	6,285
Noninterest expense	7,711	7,230	7,676	7,034	7,922

Income before income tax expense	2,659	2,302	2,952	3,881	3,013
Income tax expense	811	799	605	1,089	849

Net income before noncontrolling interests	1,848	1,503	2,347	2,792	2,164
Less: Net income from noncontrolling interests	82	48	150	56	73

Segment net income	$1,766	1,455	2,197	2,736	2,091

Average loans	$539.1	555.2	543.8	553.2	565.8
Average assets	778.4	784.9	800.8	804.9	824.0
Average core deposits	533.4	532.2	542.8	550.2	565.6

WHOLESALE BANKING
Net interest income (2)	$2,978	2,500	2,681	2,535	2,460
Provision for credit losses	626	799	955	1,368	738
Noninterest income	2,675	2,825	2,574	2,399	2,775
Noninterest expense	2,840	2,660	2,703	2,647	2,802

Income before income tax expense	2,187	1,866	1,597	919	1,695
Income tax expense	775	666	578	322	619

Net income before noncontrolling interests	1,412	1,200	1,019	597	1,076
Less: Net income from noncontrolling interests	-	3	11	3	7

Segment net income	$1,412	1,197	1,008	594	1,069

Average loans	$223.4	232.2	238.5	247.0	258.4
Average assets	362.4	361.4	362.5	368.4	377.7
Average core deposits	161.5	160.9	162.4	146.8	137.4

WEALTH, BROKERAGE AND RETIREMENT
Net interest income (2)	$684	664	549	580	637
Provision for credit losses	81	63	93	233	111
Noninterest income	2,183	2,246	2,105	2,188	2,187
Noninterest expense	2,350	2,390	2,558	2,333	2,300

Income before income tax expense (benefit)	436	457	3	202	413
Income tax expense (benefit)	165	173	(10)	69	158

Net income before noncontrolling interests	271	284	13	133	255
Less: Net income (loss) from noncontrolling interests	1	2	29	22	(3)

Segment net income (loss)	$270	282	(16)	111	258

Average loans	$42.6	43.8	44.8	45.4	46.0
Average assets	141.0	137.8	137.7	129.8	127.0
Average core deposits	121.5	121.1	124.1	116.3	113.5

OTHER (3)
Net interest income (2)	$(326)	(324)	(267)	(272)	(286)
Provision for credit losses	(75)	(62)	(87)	(125)	(66)
Noninterest income	(527)	(525)	(526)	(514)	(504)
Noninterest expense	(155)	(163)	(116)	(330)	(327)

Loss before income tax benefit	(623)	(624)	(590)	(331)	(397)
Income tax benefit	(237)	(237)	(224)	(125)	(151)

Net loss before noncontrolling interests	(386)	(387)	(366)	(206)	(246)
Less: Net income from noncontrolling interests	-	-	-	-	-

Other net loss	$(386)	(387)	(366)	(206)	(246)

Average loans	$(32.6)	(33.8)	(34.7)	(35.4)	(36.3)
Average assets	(57.6)	(58.0)	(61.5)	(57.0)	(53.8)
Average core deposits	(54.6)	(55.0)	(58.5)	(54.0)	(50.8)

CONSOLIDATED COMPANY
Net interest income (2)	$11,449	11,147	11,500	11,684	11,764
Provision for credit losses	3,989	5,330	5,913	6,111	5,086
Noninterest income	9,945	10,301	11,196	10,782	10,743
Noninterest expense	12,746	12,117	12,821	11,684	12,697

Income before income tax expense	4,659	4,001	3,962	4,671	4,724
Income tax expense	1,514	1,401	949	1,355	1,475

Net income before noncontrolling interests	3,145	2,600	3,013	3,316	3,249
Less: Net income from noncontrolling interests	83	53	190	81	77

Wells Fargo net income	$3,062	2,547	2,823	3,235	3,172

Average loans	$772.5	797.4	792.4	810.2	833.9
Average assets	1,224.2	1,226.1	1,239.5	1,246.1	1,274.9
Average core deposits	761.8	759.2	770.8	759.3	765.7

(1)	The management accounting process measures the performance of the operating segments based on our management structure and is not necessarily comparable with other similar information for other financial services companies. We define our operating segments by product type and customer segment. In first quarter 2010, we conformed certain funding and allocation methodologies of legacy Wachovia to those of Wells Fargo; in addition, amounts remaining in “Other” related to integration expense were revised to reflect only integration expense related to the Wachovia merger. Prior periods have been revised to reflect both changes.

(2)	Net interest income is the difference between interest earned on assets and the cost of liabilities to fund those assets. Interest earned includes actual interest earned on segment assets and, if the segment has excess liabilities, interest credits for providing funding to other segments. The cost of liabilities includes interest expense on segment liabilities and, if the segment does not have enough liabilities to fund its assets, a funding charge based on the cost of excess liabilities from another segment.

(3)	Includes Wachovia integration expenses and the elimination of items that are included in both Community Banking and Wealth, Brokerage and Retirement, largely representing wealth management customers serviced and products sold in the stores.

Wells Fargo & Company and Subsidiaries
FIVE QUARTER CONSOLIDATED MORTGAGE SERVICING

	Quarter ended
	June 30,	Mar. 31,	Dec. 31,	Sept. 30,	June 30,
(in millions)	2010	2010	2009	2009	2009

Residential MSRs measured using the fair value method:
Fair value, beginning of quarter	$15,544	16,004	14,500	15,690	12,391
Adjustments from adoption of consolidation accounting guidance	-	(118)	-	-	-
Servicing from securitizations or asset transfers	943	1,054	1,181	1,517	2,081

Net additions	943	936	1,181	1,517	2,081

Changes in fair value:
Due to changes in valuation model inputs or assumptions (1)	(2,661)	(777)	1,052	(2,078)	2,316
Other changes in fair value (2)	(575)	(619)	(729)	(629)	(1,098)

Total changes in fair value	(3,236)	(1,396)	323	(2,707)	1,218

Fair value, end of quarter	$13,251	15,544	16,004	14,500	15,690

(1)	Principally reflects changes in discount rates and prepayment speed assumptions, mostly due to changes in interest rates.

(2)	Represents changes due to collection/realization of expected cash flows over time.

					Quarter ended
	June 30,	Mar. 31,	Dec. 31,	Sept. 30,	June 30,
(in millions)	2010	2010	2009	2009	2009

Amortized MSRs:
Balance, beginning of quarter	$1,069	1,119	1,162	1,205	1,257
Adjustments from adoption of consolidation accounting guidance	-	(5)	-	-	-
Purchases	7	1	1	-	6
Acquired from Wachovia (1)	-	-	-	-	(8)
Servicing from securitizations or asset transfers	17	11	18	21	18
Amortization	(56)	(57)	(62)	(64)	(68)

Balance, end of quarter (2)	$1,037	1,069	1,119	1,162	1,205

Fair value of amortized MSRs:
Beginning of quarter	$1,283	1,261	1,277	1,311	1,392
End of quarter	1,307	1,283	1,261	1,277	1,311

(1)	Reflects refinements to initial purchase accounting adjustments.

(2)	There was no valuation allowance recorded for the periods presented.

Wells Fargo & Company and Subsidiaries
FIVE QUARTER CONSOLIDATED MORTGAGE SERVICING (CONTINUED)

	Quarter ended
	June 30,	Mar. 31,	Dec. 31,	Sept. 30,	June 30,
(in millions)	2010	2010	2009	2009	2009

Servicing income, net:
Servicing fees (1)	$1,223	1,053	1,059	1,085	951
Changes in fair value of residential MSRs:
Due to changes in valuation model inputs or assumptions (2)	(2,661)	(777)	1,052	(2,078)	2,316
Other changes in fair value (3)	(575)	(619)	(729)	(629)	(1,098)

Total changes in fair value of residential MSRs	(3,236)	(1,396)	323	(2,707)	1,218
Amortization	(56)	(57)	(62)	(64)	(68)
Net derivative gains (losses) from economic hedges (4)	3,287	1,766	830	3,605	(1,285)

Total servicing income, net	$1,218	1,366	2,150	1,919	816

Market-related valuation changes to MSRs, net of hedge results (2)+(4)	$626	989	1,882	1,527	1,031

(1)	Includes contractually specified servicing fees, late charges and other ancillary revenues. 2009 amounts have been revised to conform to current presentation.

(2)	Principally reflects changes in discount rates and prepayment speed assumptions, mostly due to changes in interest rates.

(3)	Represents changes due to collection/realization of expected cash flows over time.

(4)	Represents results from free-standing derivatives (economic hedges) used to hedge the risk of changes in fair value of MSRs.

	June 30,	Mar. 31,	Dec. 31,	Sept. 30,	June 30,
(in billions)	2010	2010	2009	2009	2009

Managed servicing portfolio (1):
Residential mortgage servicing:
Serviced for others	$1,437	1,417	1,422	1,419	1,394
Owned loans serviced	365	371	364	365	377
Subservicing	10	10	10	11	12

Total residential servicing	1,812	1,798	1,796	1,795	1,783

Commercial mortgage servicing:
Serviced for others	441	449	454	458	470
Owned loans serviced	100	105	105	103	104
Subservicing	10	10	10	10	10

Total commercial servicing	551	564	569	571	584

Total managed servicing portfolio	$2,363	2,362	2,365	2,366	2,367

Total serviced for others	$1,878	1,866	1,876	1,877	1,864
Ratio of MSRs to related loans serviced for others	0.76%	0.89	0.91	0.83	0.91
Weighted-average note rate (mortgage loans serviced for others)	5.53	5.59	5.66	5.72	5.74

(1)	The components of our managed servicing portfolio are presented at unpaid principal balance for loans serviced and subserviced for others and at book value for owned loans serviced.

Wells Fargo & Company and Subsidiaries
SELECTED FIVE QUARTER RESIDENTIAL MORTGAGE PRODUCTION DATA

	Quarter ended
	June 30,	Mar. 31,	Dec. 31,	Sept. 30,	June 30,
(in billions)	2010	2010	2009	2009	2009

Application data:
Wells Fargo Home Mortgage first mortgage quarterly applications	$143	125	144	123	194
Refinances as a percentage of applications	58%	61	72	62	73
Wells Fargo Home Mortgage first mortgage unclosed pipeline, at quarter end	$68	59	57	62	90

Residential Real Estate Originations:
Wells Fargo Home Mortgage first mortgage loans:
Retail	$44	43	51	50	71
Correspondent/Wholesale	36	32	42	45	57
Other (1)	1	1	1	1	1

Total quarter-to-date	$81	76	94	96	129

Total year-to-date	$157	76	420	326	230

(1)	Consists of home equity loans and lines and Wells Fargo Financial.
CHANGES IN RESERVE FOR MORTGAGE LOAN REPURCHASE LOSSES

			Six months
	Quarter ended		ended	Year ended
	June 30,	March 31,	June 30,	Dec. 31,
(in millions)	2010	2010	2010	2009

Balance, beginning of period	$1,263	1,033	1,033	620	(1)
Additions:
Loan sales	36	44	80	302
Change in estimate - primarily due to credit deterioration	346	358	704	625

Total additions	382	402	784	927
Losses	(270)	(172)	(442)	(514)

Balance, end of period	$1,375	1,263	1,375	1,033

(1)	Reflects purchase accounting refinements.